Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ANHEUSER-BUSCH COMPANIES, LLC,

BARREL SUBSIDIARY, INC.

and

CRAFT BREW ALLIANCE, INC.

Dated as of November 11, 2019

TABLE OF CONTENTS

		Page

ARTICLE I

The Merger; Closing; Effective Time

1.1.	The Merger	2
1.2.	Closing	2
1.3.	Effective Time	2

ARTICLE II

Articles of Incorporation and Bylaws of the Surviving Corporation

2.1.	Articles of Incorporation of the Surviving Corporation	3
2.2.	Bylaws of the Surviving Corporation	3

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1.	Directors of the Surviving Corporation	3
3.2.	Officers of the Surviving Corporation	3

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Share Certificates

4.1.	Effect on Capital Stock	4
4.2.	Exchange of Share Certificates	4
4.3.	Treatment of Company Equity Awards	8
4.4.	Adjustments to Prevent Dilution	9

ARTICLE V

Representations and Warranties

5.1.	Representations and Warranties of the Company	9
5.2.	Representations and Warranties of Parent and Merger Sub	32

ARTICLE VI

Covenants

6.1.	Interim Operations	34
6.2.	Acquisition Proposals; Change of Recommendation	38
6.3.	Proxy Statement Filing; Schedule 13e-3; Information Supplied	43

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6.4.	Company Shareholders Meeting	45
6.5.	Parent Vote	46
6.6.	Efforts; Cooperation; Antitrust Matters	46
6.7.	Information; Access and Reports	49
6.8.	Stock Exchange Delisting	51
6.9.	Publicity	51
6.10.	Employee Benefits	52
6.11.	Expenses	54
6.12.	Indemnification; Directors’ and Officers’ Insurance	55
6.13.	Shareholder Litigation	56
6.14.	Other Actions by the Company	57
6.15.	Approval by Sole Stockholder of Merger Sub	57
6.16.	Special Committee	57

ARTICLE VII

Conditions

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	58
7.2.	Conditions to Obligations of Parent and Merger Sub	58
7.3.	Conditions to Obligation of the Company	59

ARTICLE VIII

Termination

8.1.	Termination	59
8.2.	Notice of Termination; Effect of Termination and Abandonment	61

ARTICLE IX

Miscellaneous and General

9.1.	Survival	64
9.2.	Modification or Amendment	64
9.3.	Waiver	64
9.4.	Counterparts	64
9.5.	Governing Law and Venue; Waiver of Jury Trial; Specific Performance	65
9.6.	Notices	66
9.7.	Entire Agreement	67
9.8.	No Third-Party Beneficiaries	67
9.9.	Obligations of Parent and of the Company	67
9.10.	Existing Distribution Agreement	67
9.11.	Transfer Taxes	68
9.12.	Definitions	68
9.13.	Severability	68
9.14.	Interpretation; Construction	68
9.15.	Successors and Assigns	69

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Annex A	Defined Terms	A-1

Exhibit A	Form of Articles of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 11, 2019, is by and among Anheuser-Busch Companies, LLC, a Delaware limited liability company (“Parent”), Barrel Subsidiary, Inc., a Washington corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Craft Brew Alliance, Inc., a Washington corporation (the “Company,” with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).  Parent, the Company and Merger Sub are referred to herein as “Parties” and each, a “Party.”

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Washington Business Corporation Act (the “WBCA”), as set forth in Chapter 23B of the Revised Code of Washington;

WHEREAS, the board of directors of Merger Sub has unanimously determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the sole stockholder of Merger Sub;

WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) established a special committee (the “Special Committee”), consisting solely of independent members of the Company Board not affiliated with Parent, to, among other things, consider and negotiate this Agreement and the transactions contemplated hereby, including the Merger, and to make a recommendation to the Company Board as to what action (including approval or rejection thereof, if appropriate), if any, should be taken by the Company with respect thereto;

WHEREAS, the Special Committee has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the holders of Shares, other than Parent, Merger Sub and their Affiliates (the “Unaffiliated Shareholders”), (ii) determined that it is advisable and in the best interests of the Company and the Unaffiliated Shareholders to enter into this Agreement and (iii) resolved to recommend that the Company Board approve and authorize this Agreement and the Merger;

WHEREAS, the Company Board, based on the recommendation of the Special Committee, has by unanimous vote of the Transaction Directors (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its shareholders, (ii) determined that it is in the best interests of the Company and its shareholders and declared it advisable to enter into this

Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the shareholders of the Company vote to approve this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.         The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II.  The Merger shall have the effects specified in the WBCA.

1.2.         Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 9:00 a.m. (New York time) on the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.  For purposes of this Agreement, the term “Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which (a) banks in the County of New York, New York are required or authorized by Law to close or (b) solely for purposes of determining the Closing Date, the Department of State of the State of Washington is required or authorized by Law to close.  The date on which the Closing actually occurs is referred to as the “Closing Date.”

1.3.         Effective Time.  As soon as practicable following the Closing, the Company and Parent will file articles of merger with the Secretary of State of the State of Washington in such form as is required by, and executed and acknowledged in accordance with Section 23B.11.050 of the WBCA (the “Washington Articles of Merger”), and shall make all other filings and recordings, and deliver and tender, or cause to be delivered or tendered, as applicable, any Taxes and fees, required under the WBCA to effect the Merger.  The Merger shall become effective at the time when the Washington Articles of Merger have been duly filed with and accepted by the Secretary of State of the State of Washington or at such later time as may be agreed by the Parties in writing and specified in the Washington Articles of Merger (the “Effective Time”).

ARTICLE II

Articles of Incorporation and Bylaws
of the Surviving Corporation

2.1.         Articles of Incorporation of the Surviving Corporation.  At the Effective Time, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety as of the Effective Time to be in the same form as set forth in Exhibit A to this Agreement, and as so amended shall be the articles of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or as provided by applicable Law and consistent with the obligations set forth in Section 6.12.

2.2.         Bylaws of the Surviving Corporation.  Subject to the requirements of Section 6.12, the Parties shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended as provided therein, by the Charter or as provided by applicable Law and consistent with the obligations set forth in Section 6.12.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1.         Directors of the Surviving Corporation.  Immediately prior to the Closing, the Company shall use reasonable best efforts to deliver to Parent the resignation of each member of the Company Board, in each case, effective as of the Closing.  The Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the WBCA, the Charter and the Bylaws.

3.2.         Officers of the Surviving Corporation.  The Parties shall take all actions necessary so that the officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the WBCA, the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Share Certificates

4.1.         Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)             Merger Consideration.  Each share of common stock, par value $0.005 per share, of the Company (the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties and (ii) Shares that are owned by shareholders of the Company (other than Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent) who did not vote in favor of this Agreement or the Merger (or consent thereto in writing) and who exercise dissenters’ rights when and in the manner required under Chapter 23B.13 of the WBCA (the Shares referred to in clause (ii), “Dissenting Shares,” and the Shares referred to in clauses (i) and (ii), collectively, “Excluded Shares”)) shall be converted into the right to receive $16.50 per Share in cash, without interest (the “Merger Consideration”).  At the Effective Time, all of the Shares converted into the right to receive the Merger Consideration pursuant to this Section 4.1(a) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Shares (each, a “Share Certificate”) or otherwise if the Company then has Shares which are not certificated, the applicable number of uncertificated Shares represented by book-entry (the “Book-Entry Shares”) (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest.

(b)             Cancellation of Certain Excluded Shares; Treatment of Certain Parent Owned Shares.  Each Excluded Share owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent, and in each case not held on behalf of third parties, shall remain outstanding as a validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.  Each other Excluded Share shall, by virtue of the Merger and any other transactions contemplated by this Agreement and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist, subject to any rights the holder thereof may have under Section 4.2(g).

(c)             Merger Sub.  Each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled without payment of any consideration therefor and shall cease to exist.

4.2.         Exchange of Share Certificates.

(a)             Appointment of Paying Agent.  Prior to the Effective Time, Parent and Merger Sub shall appoint a bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) and shall enter into an agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.

(b)             Deposit of Merger Consideration.  Prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent cash in U.S. Dollars sufficient to pay the aggregate Merger Consideration (other than in respect of Excluded Shares) under Section 4.1(a) (such cash being hereinafter referred to as the “Payment Fund”).  The Payment Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement.  Pending its disbursement in accordance with this Section 4.2, the Payment Fund shall be invested by the Paying Agent, if so directed by Parent or Merger Sub.  Any such investment, if made, must be made in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated A-1 or P-1 or better by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, respectively, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion.  Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith.  No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares to receive the Merger Consideration as provided herein.  Any interest and other income resulting from such investment (if any) in excess of the amounts payable pursuant to Section 4.2(c) and Section 4.3(c) shall be promptly returned to Parent or the Surviving Corporation, as determined by Parent in accordance with the terms and conditions of the Paying Agent Agreement.

(c)             Procedures for Surrender.

(i)            Promptly after the Effective Time (and in any event within five Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each holder of record of Shares (other than Excluded Shares) (A) a notice advising such holders of the effectiveness of the Merger, (B) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or transfer of the Book-Entry Shares not held, directly or indirectly, through The Depository Trust Company (“DTC”) to the Paying Agent, such materials to be in such form and have such other provisions as Parent desires with approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”), and (C) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares to the Paying Agent in exchange for payment of the aggregate Merger Consideration to which such holders are entitled pursuant to the terms of this Agreement.

(ii)           With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article IV.

(iii)          Upon surrender to the Paying Agent of Shares that (A) are Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent in accordance with the terms of the materials and instructions provided by the Paying Agent, (B) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), in each case of the foregoing clauses (A) and (B) of this Section 4.2(c)(iii), pursuant to such materials and instructions as contemplated by Section 4.2(c)(i), and (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed to by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to Section 4.2(c)(ii), the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Paying Agent shall be required to deliver to each such holder, a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) of cash that such holder has the right to receive pursuant to Section 4.1(a).

(iv)          No interest will be paid or accrued on any amount payable upon surrender of any Shares.

(v)           In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, or if the consideration payable is to be paid in a name other than that in which the Share Certificates surrendered or transferred in exchange therefor are registered in the stock transfer records of the Company, a check for any cash to be paid upon due surrender of the Share Certificates may be issued to such transferee if the Share Certificates formerly representing such Shares are (as applicable) properly endorsed and otherwise in proper form for surrender and presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to the Paying Agent.

(vi)          Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Share Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article IV.  Payment of the Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer records of the Company.

(d)                                       Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Share Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger pursuant to this Article IV.

(e)                                        Termination of Payment Fund.  Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of Share Certificates or Book-Entry Shares by the 180th day following the Effective Time shall be delivered to Parent or the Surviving Corporation, as determined by Parent.  Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares, without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws; provided, however, that to the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.  For the purposes of this Agreement, the term “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature, and each such individual or entity’s successors or permitted assigns.

(f)                                         Lost, Stolen or Destroyed Share Certificates.  In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond reasonably sufficient to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the number of Shares (other than Excluded Shares) represented by such lost, stolen or destroyed Share Certificate multiplied by the Merger Consideration.

(g)                                        Dissenting Shares.  Subject to the third sentence of this Section 4.2(g), notwithstanding any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration but instead such holder shall be entitled to only such rights as are granted with respect to the payment of the fair value of such shares under the applicable provisions of Chapter 23B.13 of the WBCA.  At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of Chapter 23B.13 of the WBCA.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose any such right under Chapter 23B.13 of the WBCA or a court of competent jurisdiction shall determine that such holder is not entitled to dissent and obtain payment for the holder’s shares under Chapter 23B.13 of the WBCA, then such right of such holder under Chapter 23B.13 of the WBCA shall cease and such Dissenting Shares shall be deemed to convert (or have been converted) at the Effective Time into, and shall become, the right to receive the Merger Consideration as provided in Section 4.1(a), without any interest thereon.  The Company shall give Parent prompt notice and copies of any written notices (or of any threats with respect thereto) that the Company receives from or on behalf of its shareholders to exercise dissenters’ rights in respect of any Shares, attempted withdrawals of such notices and any other instruments served pursuant to Chapter 23B.13 of the WBCA and received by the Company relating to shareholders’ dissenters’ rights, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to demands for fair value under Chapter 23B.13 of the WBCA, including any determination to make payment or deposit with respect to any of the holders of Dissenting Shares with respect to any of their Dissenting Shares under Chapter 23B.13 of the WBCA prior to the entry of judgment in the Actions regarding payment demands.  The Company shall not, except with the prior written consent of Parent, make any payment or deposit with respect to, or settle, or offer or agree to settle, any such demand or approve any withdrawal of any such demands, or agree, authorize or commit to any of the foregoing.  Any Merger Consideration made available to the Paying Agent to exchange for Shares for which dissenters’ rights have been perfected shall be returned to Parent upon demand.

(h)                                       Withholding Rights.  Each of Parent, the Company, Merger Sub, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable federal, state, local or foreign Tax Law.  To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

4.3.                            Treatment of Company Equity Awards.

(a)                                       Treatment of Company Options.  At the Effective Time, each then outstanding option to purchase Shares (a “Company Option”), whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, fully vest and shall be cancelled and converted into the right to receive (without interest), at the time of the first regularly scheduled payroll date that is at least five Business Days following the Effective Time, an amount in cash equal to the product of (i) the number of Shares subject to the Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share of such Company Option.  Each Company Option for which the exercise price per Share is equal to or greater than the Merger Consideration shall be cancelled at the Closing without payment of consideration.

(b)                                       Treatment of Company RSU Awards.  At the Effective Time, each then outstanding restricted stock unit award corresponding to Shares (a “Company RSU Award”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest), at the time of the first regularly scheduled payroll date that is at least five Business Days following the Effective Time (or at such later time as would not result in the imposition of a penalty under Section 409A of the Code), an amount in cash equal to the product of (i) the number of Shares subject to such Company RSU Award multiplied by (ii) the Merger Consideration.  For any performance-based Company RSU Award, the number of Shares subject to such Company RSU Award under clause (i) of the immediately preceding sentence shall equal: (x) for Company RSU Awards (2017-2019 performance cycle), thirty three percent (33%) of the number of Shares earned based on target performance and (y) for Company RSU Awards (2018-2020 and 2019-2021 performance cycles), one hundred percent (100%) of the number of Shares earned based on target performance.

(c)                                        Corporate Actions.  At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Board, as applicable, shall adopt any resolutions and take any other actions that are necessary to (i) effectuate the treatment of the Company Equity Awards pursuant to Sections 4.3(a) and 4.3(b), (ii) cause the Stock Plans to terminate at or prior to the Effective Time and (iii) ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.  The Surviving Corporation shall pay through its payroll systems the amounts due pursuant to Section 4.3(a) and Section 4.3(b).

4.4.                            Adjustments to Prevent Dilution.  Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, the number of Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, the Merger Consideration shall be equitably adjusted to provide the holders of Shares and Company Equity Awards with the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 4.4 shall be construed to permit the Company or any Subsidiary of the Company to take any action otherwise prohibited by the terms of this Agreement.

ARTICLE V

Representations and Warranties

5.1.                            Representations and Warranties of the Company.  Except as set forth in the Company Reports filed by the Company with the SEC since December 31, 2018 and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor, “forward-looking statements” section, quantitative and qualitative disclosures about market risk section or any similar section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature (“Excluded Disclosure”)) or in the disclosure schedule delivered to Parent and Merger Sub by the Company immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent that the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)                                 Organization, Good Standing and Qualification.

(i)                                     The Company is a legal entity duly incorporated and validly existing under the Laws of the State of Washington.  The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where such failure to (x) have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (y) prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.  The Company is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to (x) have, individually or in the aggregate, a Material Adverse Effect or (y) prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(ii)                                  Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or a similar concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to (i) have, individually or in the aggregate, a Material Adverse Effect or (ii) prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.  The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of the Company’s and its Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so disclosed is in full force and effect.

As used in this Agreement, (i) the term “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

(b)                                       Capital Structure.

(i)                                     The authorized capital stock of the Company consists of 50,000,000 Shares and 7,467,271 shares of preferred stock, par value $0.005 per share (the “Preferred Shares”).  As of the close of business on November 8, 2019, 19,466,244 Shares were outstanding and no Preferred Shares were outstanding.  All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  Other than 737,950 Shares reserved for issuance under the Company 2014 Stock Incentive Plan and 143,253 Shares reserved for issuance under the Company 2010 Stock Incentive Plan, in each case as amended and restated from time to time in accordance with its terms (together, the “Stock Plans”), as of the close of business on November 8, 2019, the Company has no Shares or Preferred Shares reserved for issuance.  As of the close of business on November 8, 2019, (i) 302,391 Shares were underlying outstanding Company Options and (ii) 389,195 Shares were underlying outstanding Company RSU Awards (assuming settlement of outstanding performance-based Company RSU Awards based on maximum performance).  All of the outstanding shares of capital stock or other voting securities of each of the Company’s Subsidiaries are owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien, other than transfer restrictions imposed by any applicable Law.  Except (x) as set forth in this Section 5.1(b), (y) for securities issued after the date of this Agreement in compliance with Section 6.1(b), and (z) pursuant to the exercise or settlement of Company Equity Awards outstanding on or prior to the close of business on November 8, 2019 in accordance with the terms of such awards as in effect on the date hereof and Company Equity Awards required to be granted pursuant to Benefit Plans following the date hereof, there are no other outstanding shares of capital stock of, or other equity or voting interests in, the Company, and there are no preemptive or similar rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, securities, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell to any Person any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for or giving any Person (other than the Company or one or more of its wholly owned Subsidiaries) a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries.  Since the close of business on November 8, 2019 through the date hereof, no Shares (or any other securities or rights with respect to the Company described in the immediately preceding sentence) have been issued, except pursuant to the exercise or settlement of Company Equity Awards outstanding on or prior to the close of business on November 8, 2019 in accordance with the terms of the Stock Plans.

(ii)                                  The Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(iii)                               The Company is not a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any voting or equity interests in the Company or any other agreement relating to the disposition, voting or dividends with respect to any voting or equity interests in the Company.

(iv)                              Neither the Company nor any Subsidiary of the Company has listed any of its securities on any stock exchange in any jurisdiction, other than the Shares listed by the Company on the NASDAQ.

(v)                                 Section 5.1(b)(v) of the Company Disclosure Schedule sets forth as of the date of this Agreement (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, together with the jurisdiction of incorporation or formation of each such Subsidiary, as well as the ownership interest and number and type of capital stock or other securities owned by any other Person or Persons in each such Subsidiary, and (B) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, together with the jurisdiction of incorporation or formation of each such Person.  Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest in any Person that requires an additional filing by Parent under the HSR Act.  None of the Company’s Subsidiaries own any Shares.

(c)                                        Corporate Authority; Approval and Fairness.

(i)                                     The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and any other transactions contemplated by this Agreement, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”).  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)                                  The Special Committee has unanimously (A) determined that the terms of this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Shareholders, (B) determined that it is advisable and in the best interests of the Company and the Unaffiliated Shareholders to enter into this Agreement, and (C) resolved to recommend that the Company Board approve and declare advisable this Agreement.

(iii)                               The Company Board, based on the recommendation of the Special Committee, has by unanimous vote of the Transaction Directors (A) determined that the terms of the Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and its shareholders, that it is in the best interests of the Company and its shareholders and declared it advisable to enter into this Agreement, approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and any other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, (B) resolved to recommend that the shareholders of the Company vote to approve this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement (the “Company Recommendation”) and (C) directed that this Agreement be submitted to the holders of Shares for their adoption.

(d)                                       The Requisite Company Vote is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to approve this Agreement and to consummate the Merger and any other transactions contemplated by this Agreement under the applicable Laws of the State of Washington, including the WBCA.

(e)                                        Governmental Filings; No Violations.

(i)                                     The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and any other transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any (A) federal, state, local, municipal, foreign or other government; (B) governmental, quasi-governmental, supranational or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal); (C) self-regulatory organization (including NASDAQ); or (D) arbitral tribunal (each, a “Governmental Authority”) other than (1) the filing of the Washington Articles of Merger with the Washington Secretary of State, (2) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (3) compliance with any applicable requirements of any other Antitrust Laws, (4) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (5) compliance with any applicable rules of NASDAQ and (6) where failure to obtain such authorization or take any such action would not reasonably be expected to (x) have, individually or in the aggregate, a Material Adverse Effect and (y)  prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(ii)                                  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.1(e)(i), conflict with or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.1(e)(i), conflict with or result in a violation or breach of any applicable Law or (C) assuming compliance with the matters referred to in Section 5.1(e)(i), require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each a “Contract”) binding upon the Company or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject, or any Permit necessary to conduct the business of the Company or any of its Subsidiaries as currently conducted, except in the case of clauses (B) and (C) above, any such violation, breach, conflict, default, right, termination, modification, acceleration, cancellation, loss or Lien that would not reasonably be expected to (1) have, individually or in the aggregate, a Material Adverse Effect and (2)  prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(f)                                   Company Reports; Financial Statements; Internal Controls.

(i)                                     The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since December 31, 2016 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”).  Each of the Company Reports, at the time of its filing or being furnished (and, if amended, as of the date of such amendment), complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company Reports.  As of their respective dates (and, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters with respect to Company Reports received by the Company from the SEC staff.

As used in this Agreement, the term “Knowledge” means, when used with respect to the Company, the actual knowledge of the persons listed on Section 5.1(f)(i) of the Company Disclosure Schedule.

(ii)                                  The Company is in compliance in all material respects with the applicable listing requirements of NASDAQ.

(iii)                               The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC.

(iv)                              The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Company Board and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements.

(v)                                 The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and such assessment concluded that such control was effective.  The Company’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2018.

(vi)                              The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness or fraud so disclosed, if any, has been disclosed to Parent prior to the date of this Agreement.  For purposes of this Section 5.1(f)(vi), the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(vii)                           Except for matters resolved prior to the date of this Agreement, since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from the Company’s employees regarding questionable accounting or auditing matters, have been formally submitted to the Company through customary or legally required channels for such complaints, and no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Company’s chief legal officer, Audit Committee (or other committee of the Company Board designated for the purpose) or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(viii)                        The consolidated financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present, or, in the case of consolidated financial statements included in or incorporated by reference into Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and their consolidated statements of operations, comprehensive income, Company shareholders’ equity and cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in conformity with U.S. GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto.

(g)                                        Liabilities.  There are no obligations or liabilities of the Company or any of its Subsidiaries (whether accrued, contingent or otherwise, and whether or not required to be disclosed), other than (i) obligations or liabilities to the extent disclosed, reflected or reserved against in the consolidated balance sheet of the Company for the quarterly period ended September 30, 2019 (or any notes thereto); (ii)  obligations or liabilities incurred in the ordinary course of business since September 30, 2019; (iii) executory obligations arising from any Contract entered into in the ordinary course of business (none of which results from or was caused by a breach of any such Contract); or (iv) obligations or liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)                                 Absence of Certain Changes.

(i)                                     Since December 31, 2018, (A) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and (B) with respect to each of the Company Production Breweries, there has not been any material damage, destruction or other casualty loss with respect to any material property or asset owned or leased by the Company or any of its Subsidiaries (including any Real Property), whether or not covered by insurance and (C) neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any other binding arrangement to take, any action that, if taken on or after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Sections 6.1(b)(ii), 6.1(b)(iii),  or 6.1(b)(x).  As used in this Agreement, the term “Company Production Breweries” means the Company-owned brewery and restaurant located at 74-5612 Pawai Place in Kailua-Kona, Hawaii, the Company-owned production brewery located at 924 N. Russell Street in Portland, Oregon and the Company-owned production brewery located at 1 CBA Way in Portsmouth, New Hampshire.

(ii)                                  Since December 31, 2018, there has not been any change, effect, occurrence, circumstance, event, fact or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)                                           [Reserved].

(j)                                          Litigation.  As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings (each, an “Action”) before any Governmental Authority to which the Company or any of its Subsidiaries is a party or any Action by any Governmental Authority against or involving the Company or its Subsidiaries, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  As of the date of this Agreement, none of the Company or any Subsidiary is subject to any outstanding judgment, order, writ, injunction, decree or award of any

Governmental Authority (each, an “Order”), except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)                                       Suppliers.  Section 5.1(k) of the Company Disclosure Schedule sets forth a true, correct and complete list of the top ten suppliers of the Company and its Subsidiaries determined on the basis of the actual amounts paid for goods and services by the Company and its Subsidiaries, taken as a whole, during the 12 months ended September 30, 2019 (each, a “Top Supplier”).

(l)                                           Employee Benefits.

(i)                                     Section 5.1(l)(i) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of all material Benefit Plans.  For purposes of this Agreement, “Benefit Plans” means all benefit and compensation plans, programs, practices, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”), current or former directors of the Company, and current or former consultants of the Company and its Subsidiaries who are natural persons, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, the Stock Plans, and all other employment, consulting (to the extent related to a natural person), retirement, supplemental retirement, termination or change in control agreements, supplemental retirement, profit sharing, deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock-based incentive, bonus, insurance, medical, welfare, fringe or other plans, contracts, policies or arrangements providing for benefits or remuneration of any kind.

(ii)                                  With respect to each material Benefit Plan, the Company has provided or made available to Parent, to the extent applicable, true and complete copies of (1) the plan document (or, if such Benefit Plan is not in writing, a written description of the material terms thereof) and all material amendments thereto, (2) the summary plan description, (3) any related trust agreements, insurance contracts or other funding arrangements, (4) the most recent audited financial statements and actuarial or other valuation report prepared with respect thereto, (5) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto, (6) the most recently received IRS determination letter or opinion letter (as to qualified plan status) and (7) any material correspondence to or from any Governmental Authority received in the last three years with respect thereto.

(iii)                               (A) Each Benefit Plan has been established and operated in compliance in all material respects with its terms and with ERISA, the Code and other applicable Laws; (B) each Benefit Plan subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such favorable determination or opinion letter within the applicable remedial amendment period under Section 401(b) of the Code, and there are no circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code; and (C) with respect to any ERISA Plan, neither the Company nor a Subsidiary has engaged in a transaction in connection with which the Company or a Subsidiary reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material to the Company and its Subsidiaries.

(iv)                              Except as has not, and would not, result in a material liability to the Company and its Subsidiaries, (A)  all contributions or other amounts payable by the Company or any Subsidiary with respect to each Benefit Plan for current or prior plan years have been paid or accrued in accordance with U.S. GAAP on the Company Reports, and (B) there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Authority by, on behalf of or against any Benefit Plan or any trust related thereto, other than routine claims for benefits.

(v)                                 Neither the Company nor any ERISA Affiliate has participated in or contributed to, or been obligated to contribute to or incurred any liability under, any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, in each case in the last six years.  No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).  For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) that is considered one employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(vi)                              Neither the Company nor any Subsidiary has any obligations for retiree or post-employment health and life benefits under any ERISA Plan or collective bargaining agreement, other than coverage mandated by applicable Law or subsidized coverage under the Consolidated Omnibus Budget Reduction Act of 1985 that extends for a period of more than 18 months following employment.

(vii)                           Neither the execution of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Merger and any other transaction contemplated by this Agreement would reasonably be expected to, whether alone or in combination with another event, (A) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation or liability pursuant to any of the Benefit Plans, (C) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent and its Subsidiaries to merge, amend or terminate any of the Benefit Plans or (D) result in payments under any of the Benefit Plans that would not be deductible under Section 280G of the Code.

(viii)                        Neither the Company nor any Subsidiary has any obligation to provide, and no Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(ix)                              No Benefit Plan is maintained outside the jurisdiction of the United States or covers any Employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States.

(x)                                 Section 5.1(l)(x) of the Company Disclosure Schedule sets forth a true, correct and complete listing of all outstanding Company Equity Awards as of November 8, 2019, setting forth the holder, the number of Shares subject to each such Company Equity Award, the number of vested and unvested awards, and the exercise price, if applicable, with respect to each Company Equity Award.

(m)                                   Compliance with Laws; Permits.

(i)                                     Compliance with Laws.

(A)                               Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) since December 31, 2017, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with applicable federal, state, local, territorial, provincial, municipal, regional, foreign or supranational laws, statutes, codes, treaties and ordinances, common law, and any rules, regulations, standards, Orders, arbitration awards and agency requirements of any Governmental Authority (collectively, “Laws”), (B) as of the date of this Agreement, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened and (C) as of the date of this Agreement, the Company has not received any written notice or other written communication from any Governmental Authority of any noncompliance with Laws that has not been cured as of the date of this Agreement.

(B)                               To the Knowledge of the Company, the Company, its Subsidiaries and their respective owners, directors, employees (including officers) and agents are in compliance with and, within the prior five-year period, have complied with the U.S. Foreign Corrupt Practices Act of 1977 and all applicable anti-bribery, anti-corruption, anti-money-laundering and similar Laws in jurisdictions in which the Company or any of its Subsidiaries do business, have done business, in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries or the Company or any of its Subsidiaries are otherwise subject.

(C)                               Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) or rules of the SEC, since December 31, 2017, neither the Company nor any of its Affiliates has made, arranged or modified (in any material respect) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(ii)                                  Permits.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries hold all licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders (including all product certifications)

issued or granted by any Governmental Authority (the “Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their properties or other assets and to conduct their businesses in the manner in which their businesses are presently conducted, (B) all such Permits are valid and in full force and effect, (C) the Company and its Subsidiaries are in compliance with such Permits and (D) as of the date of this Agreement, (1) neither the Company nor any of its Subsidiaries has received any written notice or other written communication from a Governmental Authority asserting any non-compliance with any such Permits by the Company or any of its Subsidiaries that has not been cured as of the date of this Agreement and (2) there is not pending, to the Company’s Knowledge, or threatened any administrative or judicial proceeding that would reasonably be expected to result in any suspension, adverse modification, revocation or cancellation of any of the Permits.

(n)                                       Material Contracts.

(i)                                     Except for (x) Contracts (including all amendments and modifications thereto) as set forth in Section 5.1(n)(i) of the Company Disclosure Schedule or (y) any Benefit Plan, as of the date of this Agreement, neither the Company nor any Subsidiary is party to or bound by any Contract (a Contract described by clauses (A) through (O) of this Section 5.1(n)(i), being hereinafter referred to as a “Material Contract”):

(A)                               that is reasonably expected to require annual payments to or from the Company and its Subsidiaries of more than $10 million;

(B)                               that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(C)                               that contains any noncompete, nonsolicit or exclusivity provisions to which the Company or any of its Subsidiaries is subject that would, after the Effective Time, restrict the ability of Parent or any of its Subsidiaries (other than Cork or any of its Subsidiaries) to compete in any line of business or geographic area of at least five square miles;

(D)                               with a Top Supplier;

(E)                                that, to the Knowledge of the Company, is material to the Specific Business and is not otherwise included in the definition of Material Contract;

(F)                                 that provides for or relates to the formation, creation, operation, management or control of any partnership, limited liability company, joint venture, collaboration or similar arrangement (in each case, other than with respect to wholly owned Subsidiaries of the Company);

(G)                               that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing Indebtedness of any Person in excess of $1 million except for (x) any Contract solely among or between the Company and any of its wholly owned Subsidiaries or (y) any surety or performance bond, letter of credit or similar Contract entered into in the ordinary course of business;

(H)                              that includes a minimum purchase, “earnout” or other contingent, deferred or fixed payment obligation of the Company and its Subsidiaries that is material to the Company or any of its Subsidiaries, taken as a whole;

(I)                                   that is a Real Property Lease requiring an annual payment in excess of $100,000;

(J)                                   pursuant to which (x) any license, covenant not to sue, or other right is granted under any material Intellectual Property Rights exclusively owned by the Company or any of its Subsidiaries, (y) any Person has granted any license, covenant not to sue, or other right under any Intellectual Property Rights to the Company or any of its Subsidiaries, in each case, that is material to their respective businesses, other than (1) non-exclusive licenses for off-the-shelf software that have been granted on standardized, generally available terms, and (2) non-exclusive licenses granted in the ordinary course of business;

(K)                               that relates to any settlement of any Action in an amount in excess of $50,000 in the aggregate since December 31, 2017, other than claims defended and settled by insurance companies;

(L)                                that relates to the direct or indirect acquisition or disposition of any corporation, partnership or other business organization or the assets thereof (whether by merger, sale of stock, sale of assets or otherwise) in each case with a fair market value or purchase price in excess of $500,000 entered into since December 31, 2015;

(M)                            that contains a put, call, right of first refusal, right of first offer or similar right or obligation or any other obligation pursuant to which the Company or any of its Subsidiaries could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business reasonably expected to result in payments with a value in excess of $500,000 in any 12 month period;

(N)                               that contains a currently effective standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates; and

(O)                               that prohibits the payment of dividends or distributions in respect of the capital stock, membership interests, partnership interests or other equity interests of the Company or any of its Subsidiaries, the pledging of the capital stock, membership interests, partnership interests or other equity interests of the Company or any of its Subsidiaries or the incurrence of Indebtedness by the Company or any of its Subsidiaries.

(ii)                                  The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of all written Material Contracts required to be identified in Section 5.1(n)(i) of the Company Disclosure Schedule, including all amendments thereto, as in effect as of the date of this Agreement.

(iii)                               As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company or any of its Subsidiaries party thereto, enforceable against the Company or any of its Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Bankruptcy and Equity Exception (and subject to the termination or expiration of any such Material Contract after the date of this Agreement in accordance with its terms, other than as a result of any breach or default by the Company or any of its Subsidiaries).  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, as of the date of this Agreement, no other party thereto, is (or with or without notice or lapse of time would be) in default or breach under the terms of any such Material Contract and no event has occurred (with respect to defaults or breaches by any other party thereto, to the Knowledge of the Company, as of the date of this Agreement) that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach, (B) give any Person the right to accelerate the maturity or performance of any Material Contract or (C) give any Person the right to cancel, terminate or modify in a manner adverse to the Company any Material Contract.

(iv)                              For the purposes of this Agreement, (A) “Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a second Person, provided that (x) Parent and its Affiliates shall not be deemed to be Affiliates of the Company and Subsidiaries of the Company and (y) the Company and Subsidiaries of the Company shall not be deemed to be Affiliates of Parent and its Affiliates, in each case, for any purpose hereunder; and (B) “Indebtedness” shall mean, with respect to any Person, without duplication, as of the date of determination, (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business), (iv) all lease obligations of such Person capitalized on the books and records of such Person, (v) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (vi) net cash payment obligations of such Person under interest rate, currency, commodity or other derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (vii) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and (viii) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned Subsidiary of such Person; provided, however, that “Indebtedness” shall not include intercompany indebtedness, obligations, liabilities or undertakings (including any guarantees or arrangements having the economic effect of a guarantee) solely between or among Parent and any of its wholly owned Subsidiaries or solely between or among the Company and any of its wholly owned Subsidiaries (as applicable).

(o)                                       Real Property.

(i)                                     Title to Real Property; Liens.

(A)                               Leased Real Property.  Set forth on Section 5.1(o)(i)(A) of the Company Disclosure Schedule is a true, correct and complete list of all Real Property Leases.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) the Company or its applicable Subsidiary has a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens; (2) there exists no breach or violation of, or default or event of default under, any of the Real Property Leases (or any event that with notice or lapse of time or both would become a default) on the part of the Company or any of its Subsidiaries (as applicable) or, to the Knowledge of the Company, as of the date of this Agreement, any other party; (3) the Company or its applicable Subsidiary has not (x) subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof or (y) collaterally assigned or granted any other security interests in any Real Property Lease or any interest therein; (4) there are no written or oral subleases, concessions, licenses, occupancy agreements or other Contracts or arrangements with respect to the Real Property Leases granting to any Person other than the Company or its Subsidiaries the right to use or occupy any such property; and (5) there are no Liens on the estate or interests created by any such Real Property Lease, except Permitted Liens.

(B)                               Owned Real Property.  Set forth on Section 5.1(o)(i)(B) of the Company Disclosure Schedule is a true, correct and complete list of all land, buildings and improvements and other real property owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”).  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (1) the Company or its applicable Subsidiary has good and valid title to all the Owned Real Property, free and clear of all Liens, except Permitted Liens; (2) the Company or its applicable Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (3) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property, any portion thereof or any interest therein.

(C)                               Each of the Company Production Breweries has been maintained in accordance with normal industry practice, is in good operating condition and repair and is suitable for the purposes for which it is currently used, except as would not reasonably be expected to materially interfere with the business or operations of the Company and its Subsidiaries as currently conducted.

(D)                               For purposes of this Agreement:

1.                                      “Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

2.                                      “Lien” shall mean any mortgage, lien, pledge, charge, security interest, deed of trust, U.S. Uniform Commercial Code lien, right of first refusal, easement, or similar encumbrance in respect of any property or asset, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

3.                                      “Permitted Liens” shall mean:  (I) Liens for current Taxes or assessments that are (x) not yet due or delinquent or (y) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP prior to the date of this Agreement; (II) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, workmen’s, materialmen’s or repairmen’s liens or other like Liens arising or incurred in the ordinary course of business; (III) with respect to the Real Property, (x) zoning, building, subdivision or other similar requirements or restrictions and (y) Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the present use and operation of such property; (IV) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder that does not materially impair the use, occupancy or value of such Leased Real Property; (V) Liens securing payment, or any obligation, with respect to outstanding Indebtedness incurred in connection with the purchase of Owned Real Property so long as there is no event of default under such Indebtedness; (VI) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business; (VII) non-exclusive licenses and similar non-exclusive rights granted with respect to Intellectual Property Rights; (VIII) Liens, charges, fees or assessments for business parks, industrial parks or other similar organizations not yet due or delinquent; and (IX) Liens to the extent specifically disclosed on the most recent consolidated balance sheet of the Company included in the Company Reports as of the date of this Agreement (or any notes thereto).

4.                                      “Real Property” shall mean the Leased Real Property and the Owned Real Property.

5.                                      “Real Property Leases” shall mean the leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property.

(p)                                       Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub made in Section 5.2(f) and that Parent beneficially owned voting shares entitled to cast votes comprising ten percent or more of the voting power of the Company prior to the time the Company had a class of voting shares registered with the SEC pursuant to Section 12 or 15 of the Exchange Act, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, including Chapter 23B.19 of the WBCA (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or bylaws is applicable to the Company, Parent, Merger Sub, the Shares, this Agreement, the Merger and any other transactions contemplated by this Agreement.  There is no shareholder rights plan or “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound.  The Company Board has taken all action irrevocably approving Parent, Merger Sub and their respective Affiliates and this Agreement, the Merger and any other transactions contemplated by this Agreement for purposes of Chapter 23B.19 of the WBCA, and irrevocably exempting such Persons, agreements and transactions from, and electing for the Company, Parent, Merger Sub and their respective Affiliates not to be subject to, any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws, including Chapter 23B.19 of the WBCA.

(q)                                 Environmental Matters.

(i)                                     Each of the Company and its Subsidiaries is, and since December 31, 2018 has been, in compliance with all applicable Environmental Laws, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted other than an has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  As of the date of this Agreement, the Company and its Subsidiaries have not received any written claim, notice of violation or citation since December 31, 2018 concerning any violation or alleged violation of any applicable Environmental Law or any release of any Hazardous Substance during the past three years except for matters that have been resolved, are no longer outstanding or as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  And as of the date of this Agreement, there are no legal actions, suits or proceedings pending or threatened concerning compliance by the Company or any of its Subsidiaries with any Environmental Law except for matters that have been resolved, are no longer outstanding or have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)                                  With respect to each of the Company Production Breweries, (i) the Company and its Subsidiaries possess all material permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted, and (ii) as of the date of this Agreement, the Company and its Subsidiaries have not received any written claim, notice of violation or citation since December 31, 2018 from any Governmental Authority concerning any material violation or alleged violation of any applicable Environmental Law or any material release of any Hazardous Substance during the past three years except for matters that have been resolved or are no longer outstanding.

(iii)                               As of the date of this Agreement, neither the Company nor any Subsidiary is subject to any Order with any Governmental Authority concerning liability or obligations under any Environmental Law.  Notwithstanding any other representation or warranty in this Section 5.1 (other than the representations and warranties made in Section 5.1(f) and Section 5.1(h)(ii)), the representations and warranties contained in this Section 5.1(q) constitute the sole representations and warranties of Company relating to any Environmental Law (other than the representations and warranties made in Section 5.1(f) and Section 5.1(h)(ii)).  As used in this Agreement, (i) the term “Environmental Law” means any Law relating to the protection of the environment or human health and safety as it relates to any Hazardous Substance and (ii) the term “Hazardous Substance” means any material that is presently listed, regulated, classified or defined as hazardous, toxic or as a pollutant under any Environmental Law, including, without limitation, any petroleum compounds, asbestos, or polychlorinated biphenyls.

(r)                                    Taxes.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)                                     The Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Tax authority, and all such filed Tax Returns are true, correct and complete, (B) have paid all Taxes that are required to be paid (whether or not shown on any Tax Returns), and (C) have complied with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes and related information reporting and record retention requirements with respect to amounts owing to or from any employee, shareholder, creditor, independent contractor, customer or other third party.

(ii)                                  Neither the Company nor any Subsidiary has executed any waiver of any statute of limitations with respect to any Tax Return or any Taxes, or agreed to any extension of time with respect to the assessment, deficiency, or collection of any Tax, in each case, that is currently effective, or has made any request in writing for any such waiver or extension.

(iii)                               There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries except (A) Liens for current Taxes not yet due and payable and (B) Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with U.S. GAAP.

(iv)                              No deficiency for any amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid or unresolved in whole or in part.

(v)                                 There are no pending or threatened in writing any audits, suits, claims, examinations, investigations, or other proceedings in respect of Taxes or Tax matters of the Company and its Subsidiaries or the properties or assets of the Company and its Subsidiaries.

(vi)                              Neither the Company nor any of its Subsidiaries has been informed in writing by any Tax authority that the Company or any of its Subsidiaries was required to file any Tax Return of any particular type that the Company or such Subsidiary did not file.

(vii)                           Neither the Company nor any Subsidiary (A) has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was the Company or any of its Subsidiaries); (B) has any obligation or liability for the payment of any Tax imposed on any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local or foreign Tax Law; (C) has transferee, successor or contractual liability for Taxes of any other Person (other than the Company or any of its Subsidiaries) by operation of applicable Law (other than pursuant to a contract described in Section 5.1(r)(vii)(D)(1) or (D)(2)); or (D) is a party to any Tax sharing, allocation or indemnification agreement or arrangement other than any (1) agreement or arrangement solely among the Company and its Subsidiaries, or (2) customary gross-up and indemnification provisions in credit agreements, derivatives, leases, supply agreements or other commercial agreements entered into in the ordinary course of business and not primarily related to Taxes.

(viii)                        In the last two years, neither the Company nor any Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local or foreign Law).

(ix)                              There are no adjustments under Section 481 of the Code (or any analogous or similar provision of state, local or foreign Tax Law) that are required to be taken into account by the Company or any of its Subsidiaries in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(x)                                 Neither the Company nor any Subsidiary has “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(xi)                              The accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the financial statements included in the Company Reports filed prior to the date of this Agreement are adequate in accordance with U.S. GAAP.

(xii)                           The Company has made available to Parent true, correct and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the three-year period prior to the date of this Agreement.

(xiii)                        Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority, any prepaid amount received on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of Tax Law), or any election pursuant to Section 108(i) or Section 965(h) of the Code (or any similar provision of Law) made with respect to any taxable period ending on or prior to the Closing Date

As used in this Agreement, (A) the term “Tax” or “Taxes” means all federal, state, local and foreign income, windfall, other profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, escheat, unclaimed property, occupancy and other taxes, duties, imposts, fees, levies or assessments of any nature whatsoever imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” means all returns and reports, elections, declarations, disclosures, schedules, estimates, information returns, claims for refunds, supporting material, information returns and similar filings supplied or required to be supplied to a Tax authority relating to Taxes, and any attachments thereto and any amendments or supplements thereof.

(s)                                         Labor Matters.

(i)                                     Neither the Company nor any Subsidiary is party to or otherwise bound by any collective bargaining agreement or other agreement with, a labor union, works council, public labor authority, or like organization and there is not any pending or, to the Company’s Knowledge, threatened labor representation request with respect to any employee of the Company or any of its Subsidiaries.  To the Knowledge of the Company, as of the date of this Agreement, there are no labor union or works council organizing activities with respect to employees of the Company or any of its Subsidiaries.  As of the date of this Agreement, there are no strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(ii)                                  The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor and employment, including fair employment practices (including equal employment opportunity Laws), classification (whether as an employee or independent contractor or exempt or non-exempt employee), terms and conditions of employment, workers’ compensation, occupational safety and health, wages and hours, shifts organization, and overtime.

(t)                                    Intellectual Property.  Section 5.1(t) of the Company Disclosure Schedule sets forth a complete and correct list of all Registered Intellectual Property owned by the Company or any of its, indicating for each item the record owner, registration or application number, the registration or application date and the applicable filing jurisdiction.  Except as has not been, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)                                     The Company and its Subsidiaries own or have sufficient and valid rights to use all Intellectual Property Rights used in the conduct of their respective businesses as currently conducted.

(ii)                                  All Intellectual Property Rights owned by the Company or any of its Subsidiaries are exclusively owned by the Company or a Subsidiary thereof, as applicable, free and clear of all Liens other than Permitted Liens, and to the extent issued or registered, all such Registered Intellectual Property included therein is subsisting and, to the Company’s Knowledge, valid and enforceable.

(iii)                               To the Knowledge of the Company, the Company and its Subsidiaries have not since the Applicable Date infringed, misappropriated or otherwise violated, and does not currently infringe, misappropriate or otherwise violate, the Intellectual Property Rights of any third party.  Since Applicable Date, to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated or currently infringes, misappropriates or otherwise violates any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property Rights” means any or all of the following in the world:  (A) patents (including design patents) and utility models of any kind, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and all related continuations, continuations-in-part, divisions, reissues, re-examinations, substitutions, and extensions thereof, (B) rights in trademarks, service marks, trade names, corporate names, service names, symbols, logos, brands, trade dress, packaging design, slogans, Internet domain names, uniform resource locators, and other similar identifiers of origin, in each case whether or not registered, and any and all common law rights thereto, and registrations and applications for registration thereof and any goodwill associated therewith, (C) published and unpublished works of authorship whether or not registered or sought to be registered, copyrights in and to the foregoing, together with all common law rights therein, and any applications and registrations therefor and (D) trade secrets and any intellectual property or proprietary rights in or to any know-how or confidential information (collectively, “Trade Secrets” ); and (E) any other similar proprietary or intellectual property rights.

“Registered Intellectual Property” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries and issued by, registered with, renewed by or the subject of a pending application before any Internet domain name registrar or Governmental Authority.

(u)                                       International Presence.  The Company and its Subsidiaries do not have any assets, Owned Real Property or employees located or employed (as applicable) outside of the United States.

(v)                                       Specific Business.  With respect to the business of the Company in Hawaii of developing, manufacturing, distributing and selling the beverages distributed by the Company using the trademark, copyrights, domain names, know-how or other intellectual property related to the Kona brand in Hawaii and the operations related to such business in Hawaii (the “Specific Business”), except as would not reasonably be expected to be material to the Specific Business:

(i)                                     since December 31, 2018, the Company and its Subsidiaries have conducted the Specific Business in all material respects in the ordinary course of business consistent with past practice;

(ii)                                  since December 31, 2018, there has not been any material damage, destruction or other casualty loss with respect to any material property or asset owned or leased by the Company or any of its Subsidiaries (including any Real Property) in connection with the Specific Business, whether or not covered by insurance;

(iii)                               since December 31, 2018, neither the Company nor any of its Subsidiaries has agreed, committed, or entered into any understanding with respect to (1) the sale or consolidation of the Specific Business with any other Person, or restructuring, reorganization or complete or partial liquidation of the Specific Business or (2) any restrictions on the assets, operations or business of the Specific Business that would materially and adversely impair the operation of the Specific Business as currently conducted;

(iv)                              (A) the Company and its Subsidiaries own or have sufficient and valid rights to use all Registered Intellectual Property used in the conduct of the Specific Business as currently conducted and (B) all such Registered Intellectual Property are free and clear of all Liens other than Permitted Liens (other than non-exclusive licenses);

(v)                                 as of the date of this Agreement, the Company reasonably anticipates that the construction of Kona Brewery will be operational in compliance with applicable Law by March 31, 2020; and

(vi)                              since December 31, 2018, the Specific Business has been conducted in compliance with applicable Laws, and, as of the date of this Agreement, no investigation or review by any Governmental Authority with respect to the Specific Business is pending or, to the Knowledge of the Company, threatened, and the Company has not received any written notice or other communication from any Governmental Authority of any noncompliance with any applicable Laws with respect to the Specific Business that has not been cured as of the date of this Agreement.

(w)                                     Insurance.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries are with reputable insurance carriers and provide full and adequate coverage for all customary risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount substantially equivalent to those carried by companies of a comparable size in the industries in which the Company and its Subsidiaries operate.  Each Insurance Policy maintained by or on behalf of the Company as of the date of this Agreement is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, and neither the Company nor any Subsidiary has taken any action or failed to take any action that (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(x)                                 Related Party Transactions.  Since December 31, 2017, there have not been any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company Reports filed as of the date of this Agreement.

(y)                                       Fairness Opinion.  The Special Committee has received the oral opinion (to be confirmed by delivery of a written opinion) of Goldman Sachs & Co. LLC, substantially to the effect that, as of the date of such written opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be paid to the Stockholders of the Company (other than Parent and its Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.  The Company shall, promptly following the execution and delivery of this Agreement by all Parties, deliver a copy of such written opinion to Parent solely for information purposes, it being understood and agreed that such opinion is for the benefit of the Special Committee and Company Board and may not be relied upon by Parent or Merger Sub.

(z)                                        Brokers and Finders.  Except for the Company’s obligations to Goldman Sachs & Co. LLC, whose fees and expenses will be paid by the Company, neither the Company nor any of its Subsidiaries nor any of their respective directors or employees (excluding any officers) has employed any broker, investment banker or financial advisor or has incurred any obligation or liability for any brokerage fees, commissions or finders fees in connection with the Merger and any other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.

(aa)                                No Other Representations or Warranties; Non-Reliance.  Except for the representations and warranties contained in Section 5.2, the Company agrees and acknowledges that neither Parent nor any Person on behalf of Parent makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided or made available to the Company in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and Parent shall not have any liability to the Company resulting from the Company’s reliance on any such information.

5.2.                            Representations and Warranties of Parent and Merger Sub.  Except as set forth in any reports, forms, proxy statements, registration statements and other statements, certifications and documents required to be filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act by Parent or an Affiliate of Parent (including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto) filed by Parent or an Affiliate of Parent with the SEC since December 31, 2018 and publicly available prior to the date of this Agreement (but excluding, in each case, any Excluded Disclosure), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a)                                       Organization, Good Standing and Qualification.  (i) Parent is a limited liability company duly incorporated and in good standing under the Laws of the State of Delaware, (ii) Merger Sub is a corporation duly incorporated and validly existing under the Laws of the State of Washington, (iii) each of Parent and Merger Sub has all requisite corporate or similar entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iv) each of Parent and Merger Sub is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business require such qualification, in the case of each of clauses (iii) and (iv), except as does not and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair the ability of Parent or Merger Sub, as applicable, to consummate the Merger and any other transactions contemplated by this Agreement.

(b)                                       Corporate Authority.  No vote of holders of capital stock of Parent is necessary to approve this Agreement or the Merger and any other transactions contemplated by this Agreement.  Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate or similar entity action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and any other transactions contemplated by this Agreement, subject only to the adoption of this Agreement by the sole stockholder of Merger Sub, which such approval shall occur immediately following the execution of this Agreement.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)                                  Governmental Filings; No Violations.

(i)                                     The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) the filing of the Washington Articles of Merger with the Washington Secretary of State, (B) compliance with any applicable requirements of the HSR Act, (C) compliance with any applicable requirements of any other Antitrust Laws, (D) compliance with any applicable requirements of the Exchange Act, the

Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (E) compliance with any applicable stock exchange rules, and (F) where the failure to take such actions or obtain such authorization would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.

(ii)                                  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated in this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in any violation or breach of any provision of the organizational documents of Parent, Merger Sub or any of their respective Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in a violation or breach of any applicable Law or (C) assuming compliance with the matters referred to in Section 5.2(c)(i), require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, acceleration of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries are entitled, under any Contract binding upon Parent, Merger Sub or any of their respective Subsidiaries, or to which any of their respective properties, rights or other assets are subject, or any Permit necessary to conduct the business of Parent, Merger Sub or any of their Subsidiaries as currently conducted, except in the case of clauses (B) and (C) above, any such violation, breach or conflict that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.

(d)                                       Litigation.  As of the date of this Agreement, there are no pending or, to the knowledge of Parent, threatened Actions against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.

(e)                                        Sufficiency of Funds.  Parent and Merger Sub have, and will have as of the Effective Time, available to them cash and other sources of immediately available funds sufficient to pay the aggregate Merger Consideration and all other cash amounts payable in connection with the Closing pursuant to this Agreement.  Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger and any other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

(f)                                         Ownership of Merger Sub; No Prior Activities.  The authorized capital stock of Merger Sub consists solely of 10,000 shares of common stock, without par value, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub.  Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, business activities, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and any other transactions contemplated by this Agreement.

(g)                                        Brokers and Finders.  Except for any Person whose fees and expenses will be paid by Parent, neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which the Company would be responsible in connection with the Merger and any other transactions contemplated by this Agreement.

(h)                                       No Other Representations or Warranties; Non-Reliance.  Except for the representations and warranties contained in Section 5.1, Parent and Merger Sub agree and acknowledge that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and the Company shall not have any liability to Parent or Merger Sub resulting from Parent or Merger Sub’s reliance on any such information.

ARTICLE VI

Covenants

6.1.                            Interim Operations.

(a)                                       Except as otherwise (i) required by this Agreement, (ii) required by applicable Law, (iii) approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned) or (iv) set forth on Section 6.1(a) of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company will, and will cause its Subsidiaries to, use its and their reasonable best efforts to conduct their businesses in the ordinary course of business consistent with past practice and, to the extent consistent therewith, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to preserve their business organizations intact and to maintain existing significant business relationships (including customers and suppliers, but excluding Parent and its Affiliates) and relationships with Governmental Authorities; provided that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 6.1(b).

(b)                                       Except as otherwise (w) required by this Agreement, (x) required by applicable Law, (y) approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned) or (z) set forth on Section 6.1(b) of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company will not, and will cause its Subsidiaries not to:

(i)                                     (A) adopt, propose or submit to shareholder approval any change in the articles of incorporation or bylaws of the Company or (B) adopt or propose any change in the comparable organizational document of any Subsidiary of the Company;

(ii)                                  (A) merge or consolidate the Company or any of its Subsidiaries with any other Person, or (B) restructure, reorganize or completely or partially liquidate or otherwise enter into any agreement or arrangement imposing, individually or in the aggregate, any changes or restrictions on the assets, operations or business of the Company or any of its Subsidiaries;

(iii)                               (A) acquire (including by merger, consolidation or acquisition of equity interests or assets or any other business combination) (x) any corporation, partnership or other business organization or (y) any assets outside of the ordinary course of business consistent with past practice from any other Person in any transaction or series of related transactions or (B) make any loans, advances or capital contributions to any Person, other than, in the case of clause (A) and (B), for consideration in excess of $1 million in the aggregate, and, in the case of clause (B), other than (1) to the Company or any of its wholly owned Subsidiaries, (2) extensions of credit terms to customers outside the United States in the ordinary course of business consistent with past practice and (3) loans or advances made by the Company or any of its Subsidiaries to employees in the ordinary course of business consistent with the terms set forth in Section 6.1(b)(iii) of the Company Disclosure Schedule;

(iv)                              issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or Lien against, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case, other than (A) any such transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) any issuance, sale, grant or transfer of Shares pursuant to exercise or settlement of Company Equity Awards outstanding as of the date of this Agreement or granted after the date of this Agreement not in violation with this Agreement, in each case, in accordance with their terms or (C) the grant of Company Equity Awards required to be granted by any Company Benefit Plan as in effect on the date hereof;

(v)                                 declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock (except for dividends or other distributions paid by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company);

(vi)                              reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (except for (A) any such transaction by a wholly owned Subsidiary of the Company and (B) acquisitions of Shares in satisfaction of withholding obligations in respect of Company Equity Awards), or payment of the exercise price in respect of Company Options, in each case, outstanding as of the date of this Agreement pursuant to its terms or granted thereafter not in violation of this Agreement;

(vii)                           create, incur, assume, guarantee, endorse, suffer to exist or otherwise be liable with respect to any Indebtedness for borrowed money or guarantees of the same or any other Indebtedness incurred outside the ordinary course of business not consistent with past practice, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) borrowings in the ordinary course of business under the Company’s credit facilities as in effect on the date hereof or under facilities that replace or refinance such existing credit facilities (provided that such facilities (x) can be repaid on the Closing Date in connection with the Closing without premium or penalty, (y) do not increase the aggregate amount of the commitments thereunder relative to the facilities so replaced or refinanced, and (z) are on terms substantially consistent with or more favorable to the Company than the facilities so replaced or refinanced), (B) guarantees by the Company of the obligations of its Subsidiaries incurred in the ordinary course of business consistent with past practice, and (C) Indebtedness for borrowed money incurred for expenditures permitted by any other provision of this Section 6.1(b) and associated schedules of the Company Disclosure Schedule;

(viii)                        other than in accordance with the Company’s capital expenditure budget set forth on Section 6.1(b)(viii) of the Company Disclosure Schedule or as required to comply with Section 6.1(b)(xvi), incur or commit to any capital expenditure or expenditures, except capital expenditures of less than $500,000 in the aggregate;

(ix)                              other than in the ordinary course of business or in connection with any matter to the extent such matter is permitted by any other clause of this Section 6.1(b), (A) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement or (B) amend, modify in any material respect, assign or terminate any Material Contract (other than expirations of any such Contract in accordance with its terms) or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder;

(x)                                 make any material changes with respect to financial accounting policies or procedures, except as required by Law, proposed Law or by U.S. GAAP or statutory or regulatory accounting rules or interpretations with respect thereto or by any Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(xi)                              settle any action, suit, claim, hearing, arbitration, investigation or other proceedings for an amount in excess of $100,000 in the aggregate per annum (after taking into account insurance coverage maintained by the Company or its Subsidiaries) or which would reasonably be expected to (A) prevent, materially delay or materially impair the consummation of the Merger or any other transactions contemplated by this Agreement, (B) result in the Company or any of its Subsidiaries being subject to any criminal liability, equitable relief or admission of wrongdoing;

(xii)                           (A) make, change or revoke any material Tax election, (B) file any material amended Tax Return, (C) adopt or change any accounting method or accounting period for Taxes, (D) settle or compromise any material Tax liability or any material assessment, claim, dispute, audit, examination or other proceeding in respect of Taxes, (E) surrender any claim for a material refund of Taxes, (F) request or consent to a waiver of the statute of limitations or extension of time with respect to any material Tax or Tax Return, or (G) enter into any closing agreement relating to Taxes;

(xiii)                        sell, lease, license, encumber (including by the grant of any option thereon), lapse, abandon or otherwise dispose of any material assets or property or Intellectual Property Rights except (A) pursuant to existing contracts or commitments, (B) other than with respect to Intellectual Property Rights, in the ordinary course of business consistent with past practice and in no event in an amount exceeding $100,000 individually or $500,000 in the aggregate, (C) with respect to Intellectual Property Rights, the grant of non-exclusive licenses in the ordinary course of business consistent with past practice or (D) dispositions of surplus, obsolete or worthless assets no longer useful to the operation of the Company or its Subsidiaries;

(xiv)                       except as required by Benefit Plans as in effect on the date hereof, (A) increase the compensation or benefits (including severance) payable or provided to the Company’s directors or employees, (B) enter into any employment, change of control, severance or retention agreement with, or grant any incentive award to, any employee of the Company, (C) establish, adopt, enter into, amend or terminate any Benefit Plan or any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, (E) hire any employee or engage any independent contractor (who is a natural person), or (F) enter into or amend or terminate any collective bargaining, labor union, works council or similar agreement;

(xv)                          make any material changes to the operation of the Specific Business other than (A) changes effected by the construction of the planned new brewing facilities at Lot 16 in Kailua-Kona (the “Kona Brewery”) or (B) actions contemplated by the capital expenditure budget set forth on Section 6.1(b)(viii) of the Company Disclosure Schedule;

(xvi)                       fail to use commercially reasonable efforts to complete the construction of the Kona Brewery on the schedule set by the Company and made available to Parent prior to the date of this Agreement; provided, for the avoidance of doubt, that this Section 6.1(b)(xvi) shall not require the Company to make expenditures that would cause any overall cost of the Kona Brewery to exceed by a material amount the aggregate anticipated costs for the Kona Brewery;

(xvii)                    fail to comply with any obligations under the class action settlement agreement between Theodore Broomfield et al. and the Company, dated

May 23, 2019, or fail to use reasonable best efforts to complete all actions required by such settlement agreement prior to the Closing; or

(xviii)                 agree, authorize or commit to do any of the foregoing.

(c)                                        Parent agrees that neither it, and shall cause its Affiliates not to, acquire (including by merger, consolidation or acquisition of equity interests or assets or any other business combination) or make any investment in or enter into any joint venture with any corporation, partnership or other business organization engaged in the brewing and sale of alcohol malt beverages in the United States or any interest therein if such acquisition, investment or joint venture requires a filing under the HSR Act and would be reasonably expected to prevent, materially impair or materially delay satisfaction of the condition described in Section 7.1(b).

(d)                                       Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2.                            Acquisition Proposals; Change of Recommendation.

(a)                                       No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the employees (including any officers) and directors of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors or representatives (such investment bankers, attorneys, accountants and other advisors or representatives, along with employees (including any officers and directors thereof), collectively, “Representatives”) not to, directly or indirectly:

(i)                                     initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii)                                  engage in, continue or otherwise participate in any discussions or negotiations related to, or provide any nonpublic information or data to any Person or group (as defined under Section 13 of the Exchange Act) relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Section 6.2 prohibit such discussions);

(iii)                               except as otherwise provided herein, approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to an Acquisition Proposal; or

(iv)                              otherwise facilitate knowingly any effort or attempt to make an Acquisition Proposal.

(b)                                       Notwithstanding anything in this Section 6.2 to the contrary, but subject to the provisions of Section 6.2(g), prior to the time, but not after, the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose, which majority includes a majority of the outstanding Shares beneficially owned by Unaffiliated Shareholders and not by Parent or any of its Affiliates (the “Company Shareholder Approval”), is obtained, in response to an unsolicited, bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a material breach of this Section 6.2, the Company may, or may authorize its Representatives to:  (A) provide information in response to a request therefor by a Person or group (as defined under Section 13 of the Exchange Act) who has made a bona fide written Acquisition Proposal if the Company receives from such Person or group (as defined under Section 13 of the Exchange Act) so requesting such information an executed confidentiality agreement on customary terms and conditions relating to confidentiality, including, for the avoidance of doubt, provisions limiting the use of the confidential information to be provided thereunder; provided that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal; and promptly disclose (and, if applicable, provide copies of) any such information to Parent to the extent not previously disclosed or provided; (B) engage or participate in any discussions or negotiations with any Person or group (as defined under Section 13 of the Exchange Act) who has made such a bona fide written Acquisition Proposal; (C) after having complied with Section 6.2(e), authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal; or (D) after having complied with Section 6.2(e), effect a Change of Recommendation with respect to an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) (C) or (D) above, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith after consultation with its outside legal counsel that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B) above, the Company Board, or any committee thereof, has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (z) in the case referred to in clause (C) above, the Company Board or the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.  Anything in this Agreement to the contrary notwithstanding, the Company, directly or indirectly through one or more of its Representatives, may, prior to the receipt of the Company Shareholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person or group (as defined under Section 13 of the Exchange Act) that has made an Acquisition Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board or the Special Committee to make an informed determination under this Section 6.2.

(c)                                        Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means any proposal, offer or indication of interest relating to (i) a merger, joint venture, partnership, exclusive license, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, plan of arrangement, business combination or similar transaction involving the Company or any of its Subsidiaries or assets, in each case, representing 25% or more of the consolidated net revenues, net income or total assets (including equity securities of the Subsidiaries of the Company) of the Company, (ii) any direct or indirect acquisition by any Person or group (as defined under Section 13 of the Exchange Act) resulting in, or proposal, offer or indication of interest to make an acquisition by any Person or group (as defined under Section 13 of the Exchange Act), which if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 25% or more of the total voting power of any class of equity securities of the Company, or those of any of its Subsidiaries or assets, in each case, representing 25 % or more of the consolidated net revenues or total assets (including equity securities of its Subsidiaries or any other entity) of the Company, or (iii) any combination of the foregoing, in the case of each of clauses (i), (ii) and (iii) above, other than any proposal, offer, inquiry or indication of interest made by or on behalf of Parent or any of its Subsidiaries pursuant to this Agreement, the Merger and any other transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal (with references to 25% being deemed to be replaced with references to 50%) by a Person or group (as defined under Section 13 of the Exchange Act) (other than Parent or any of its Affiliates) that either the Company Board or the Special Committee determines, after consultation with its financial advisors and outside legal counsel and after taking into account such legal, financial, regulatory and other aspects of such proposal and the Person or group (as defined under Section 13 of the Exchange Act) making such proposal, as the Company Board or Special Committee deems relevant, to be more favorable to the Company’s shareholders than the Merger and the other transactions contemplated by this Agreement.

(d)                                       No Change in Recommendation or Alternative Acquisition Agreement.  Except as permitted by Section 6.2(e), the Company Board, including the Special Committee, shall not:

(i)                                     withhold, withdraw, qualify or modify (in a manner adverse to Parent) (or publicly propose or resolve to withhold, withdraw, qualify or modify (in a manner adverse to Parent)) the Company Recommendation;

(ii)                                  approve or recommend, or publicly declare advisable, any Acquisition Proposal;

(iii)                               fail to include the Company Recommendation in the Proxy Statement;

(iv)                              with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act fail, within the earlier of three Business Days prior to the Company Shareholders Meeting (but only if such tender or exchange offer has been commenced prior to such date) and ten Business Days of such offer, to recommend against acceptance of such offer;

(v)                                 except as expressly permitted by, and after compliance with, Section 6.2(e), approve or recommend, or declare advisable or propose to enter into, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement with respect to any Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.2(b) relating to any Acquisition Proposal) (an “Alternative Acquisition Agreement,” and any of the actions set forth in the foregoing clauses (i) through (iii), a “Change of Recommendation”).

(e)                                  Superior Proposal Termination; Changes of Recommendation.

(i)                                     Anything in this Agreement to the contrary notwithstanding, prior to the receipt of the Company Shareholder Approval, in response to an, bona fide written Acquisition Proposal that did not arise from a breach of the obligations set forth in this Section 6.2, either the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may effect a Change of Recommendation or cause the Company to terminate this Agreement pursuant to Section 8.1(h), if, prior to taking such action, (A) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee, as applicable, determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal and (B) the Company shall have given four Business Days’ prior written notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (including the consideration offered therein and the identity of the Person or group (as defined under Section 13 of the Exchange Act) making such proposal), and that the Company intends to take such action, and (x) after giving such notice and prior to effecting such Change of Recommendation or termination and (y) at the end of the four Business Day period, prior to taking action to effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(h), the Company Board (acting on the recommendation of the Special Committee), or the Special Committee, as applicable, shall have taken into account any adjustments or revisions to this Agreement proposed by Parent in writing and any other information offered by Parent in response to such notice and has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal remains a Superior Proposal; provided that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(e)(i) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.2(e)(i) shall be reduced to two Business Days; and

(ii)                                  Anything in this Agreement to the contrary notwithstanding, prior to the receipt of the Company Shareholder Approval, in response to an Intervening Event (as defined below) that occurs or arises after the date of this Agreement, the Company Board (acting on the recommendation of the Special Committee) or Special Committee may effect a Change of Recommendation if, prior to taking such action, (A) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee, as applicable, determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s shareholders under applicable Law and (B) the Company shall have given four Business Days’ prior written notice to Parent that the Company has determined that an Intervening Event has occurred or arisen (which notice will reasonably describe such Intervening Event) and that the Company intends to effect a Change of Recommendation, and after giving such notice and prior to effecting such Change of Recommendation, the Company negotiates (and causes its officers, employees, financial advisors and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement as would permit the Company Board (acting on the recommendation of the Special Committee) or the Special Committee, as applicable, not to effect a Change of Recommendation in response thereto, and at the end of the four Business Day period, prior to taking action to effect a Change of Recommendation, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee, as applicable, takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to such notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the fiduciary obligations owed by the Company Board to the Company’s shareholders under applicable Law; provided that in the event of any material changes regarding any Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(e) with respect to such new written notice, except that the advance written notice obligation set forth in Section 6.2(e)(i) shall be reduced to three Business Days.  “Intervening Event” means any material change, effect, event, occurrence or development that occurs or arises after the date of this Agreement that was not known or reasonably foreseeable by the Company Board or the Special Committee as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board or the Special Committee as of or prior to the date of this Agreement); provided, however, that in no event shall any of the following constitute or be deemed to contribute to an Intervening Event:  (i) the receipt, existence or terms of an actual or possible Acquisition Proposal or any inquiry, indication of interest, proposal, offer, communications or matters relating thereto (or that could reasonably be expected to lead to an Acquisition Proposal or a Superior Proposal), (ii) any change, in and of itself, in the price or trading volume of the Shares (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), (iii) the fact that the Company exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition)or (iv) any event, fact, circumstance, development or occurrence that has had or would reasonably be expected to have an adverse effect on the business or financial condition of Parent or Merger Sub.

(f)                                         Certain Permitted Disclosure.  Anything in this Agreement to the contrary notwithstanding, the Company, directly or indirectly through one or more of its Representatives, may, to the extent applicable, disclose to the Company’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any “stop, look and listen” communication to the Company’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided, however, that nothing in this paragraph (f) shall be construed to permit the Company to effect any Change of Recommendation other than in accordance with Section 6.2(e).

(g)                                        Notice.  The Company agrees that it will promptly (and, in any event, within the earlier of (i) 48 hours and (ii) one Business Day) notify Parent in writing if any proposals, indications of interest or offers with respect to Acquisition Proposal are received by, any information or data is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposal, indication of interest or offer (including the identity of the Person or group (as defined under Section 13 of the Exchange Act) making such proposal, indication of interest or offer and, if applicable, copies of any written request, proposal, offer, indication of interest or offer, including proposed agreements and any other written communications (but excluding, for the avoidance of doubt, drafts of agreements that do not constitute or form a part of the Acquisition Proposal or request or adjustments, revisions or amendments thereto), and thereafter the Company shall keep Parent informed, on a prompt basis (and, in any event, within 24 hours), of the status and terms of any such proposal, inquiry, indication of interest or offer (including any amendments and supplements thereto) and the status of any such discussions or negotiations.

(h)                                       Existing Discussions.  The Company (i) acknowledges and agrees that as of the date of this Agreement, it has ceased and caused to be terminated any activities, solicitations, discussions and negotiations with any Person conducted prior to the date of this Agreement with respect to an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal and (ii) shall promptly (but in any event within 24 hours of the execution and delivery of this Agreement) deliver a written notice to each Person, if any, with whom the Company has entered into a confidentiality agreement in the 12 months prior to the date of this Agreement with respect to any such activities, solicitations, discussions and negotiations requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries and, if applicable, terminate any physical and electronic data or other diligence access previously granted to such Persons pursuant to any such confidentiality agreement.

6.3.                            Proxy Statement Filing; Schedule 13e-3; Information Supplied.

(a)                                       The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, but in any event within twenty Business Days after the date of this Agreement, a proxy statement in preliminary form relating to the

Company Shareholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”).

(b)                                 The Company and Parent shall (and Parent shall cause its Affiliates to) cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13e-3”) relating to the transactions contemplated by this Agreement.

(c)                                        The Company shall promptly notify Parent, and Parent shall promptly notify the Company, as applicable, of the receipt of all comments from the SEC with respect to the Proxy Statement or the Schedule 13e-3 and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Party copies of all correspondence between such Party and/or any of its Representatives and the SEC with respect to the Proxy Statement or the Schedule 13e-3, as applicable, and provide the other Party, its outside legal counsel and its other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such discussions or meetings that relate to the Proxy Statement or Schedule 13e-3, as applicable).  The Company and Parent shall (and, in the case of the Schedule 13e-3, Parent shall cause its Affiliates to) use their respective reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement and the Schedule 13e-3 from the SEC, and the Company shall cause the definitive Proxy Statement and Schedule 13e-3 to be mailed to the shareholders of the Company as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement and the Schedule 13e-3.

(d)                                       The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement and the Schedule 13e-3 will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.  The Company and Parent agree, as to themselves and their Affiliates, that the Schedule 13e-3 will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.  The Company, Parent and Merger Sub shall (and, in the case of the Schedule 13e-3, Parent shall cause its Affiliates to) ensure that none of the information supplied by it for inclusion in the Proxy Statement or Schedule 13e-3 will, at the date of mailing to shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or Schedule 13e-3 and Parent and Merger Sub assume no responsibility with respect to information not supplied in writing by or on behalf of Parent, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or Schedule 13e-3.  If at any time prior to the Company Shareholders Meeting, any information relating to the

Company or Parent, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13e-3, so that either the Proxy Statement or Schedule 13e-3 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) the Company shall promptly prepare (with the assistance of Parent as provided for in this Section 6.3) an amendment or supplement to the Proxy Statement, (ii) the Company and Parent shall (and Parent shall cause its Affiliates to) promptly prepare an amendment or supplement to the Schedule 13e-3 and/or (iii) the Company shall cause the Proxy Statement or Schedule 13e-3 as so amended or supplemented to be filed with the SEC and to be disseminated to its shareholders.

(e)                                        The Company shall provide (i) Parent with a reasonable opportunity to review drafts of the Proxy Statement and any other documents related to the Company Shareholders Meeting prior to filing, furnishing or delivering such documents with or such communications to the applicable Governmental Authority and dissemination of such documents or communications to the Company’s shareholders and (ii) consider in good faith all comments thereto reasonably proposed by Parent, its outside legal counsel and its other Representatives.  The Company and Parent shall (and Parent shall cause its Affiliates to) (x) provide each other with a reasonable opportunity to review drafts of the Schedule 13e-3 prior to filing the Schedule 13e-3 with the SEC and (y) consider in good faith all comments thereto reasonably proposed by the other Party, its outside legal counsel and its other Representatives.

6.4.                            Company Shareholders Meeting.

(a)                                       The Company will take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to convene a meeting of the holders of Shares (the “Company Shareholders Meeting”) as promptly as reasonably practicable after clearance by the SEC staff of the Proxy Statement, to consider and vote upon the approval of this Agreement and to cause such vote to be taken, including, among other requirements of the WBCA, the appointment of one or more inspectors in accordance with Section 23B.07.035 of the WBCA and the preparation of a list of holders of Shares.

(b)                                       The Company shall not postpone or adjourn such meeting, except with Parent’s prior written consent or to the extent advised by counsel to be necessary to comply with Law; provided that (i) the Company may adjourn, recess, or postpone the Company Shareholders Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, as applicable, reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or to obtain the Company Shareholder Approval and (ii) the Company may adjourn, recess, or postpone the Company Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders Meeting; provided that, in the case of each of the foregoing clauses (i) and (ii), unless agreed in writing by the Company and Parent, all such adjournments, recesses or postponements shall be for periods of no more than ten Business Days each.  Subject to Section 6.2(e), the Company Board shall include the Company Recommendation in the Proxy Statement and shall use reasonable best efforts to obtain the Company Shareholder Approval.

(c)                                        Company shall establish a record date for the Company Shareholders Meeting no later than the tenth day following the first Business Day after which the SEC staff advises that it has no further comments thereon or that the Company may file and commence mailing of the definitive Proxy Statement.  Once the Company has established a record date for the Company Shareholders Meeting, the Company shall not change or establish a different record date for the Company Shareholders Meeting unless (i) required by applicable Law or (ii) with the prior written consent of Parent or (iii) reasonably related to the exercise by the Company of its right to adjourn, recess, or postpone the Company Shareholders Meeting pursuant to Section 6.4(b); provided that in the case of clause (iii), the Company shall establish a record date for the Company Shareholders Meeting no later than the tenth day following such decision to adjourn, recess, or postpone the Company Shareholders Meeting, except as required by applicable Law.

(d)                                       The Company agrees (i) to provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis and (ii) to give written notice to Parent one day prior to the Company Shareholders Meeting indicating whether as of such date, sufficient proxies representing the Company Shareholder Approval have been obtained.

(e)                                        Without the prior written consent of Parent, the approval of this Agreement and related procedural matters shall be the only matter that the Company may propose to be acted on by the Company’s shareholders at the Company Shareholders Meeting.

6.5.                            Parent Vote.  Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at the Company Shareholders Meeting or any other meeting of stockholders of the Company, at which this Agreement shall be submitted for adoption and at all adjournments, recesses or postponements thereof.

6.6.                            Efforts; Cooperation; Antitrust Matters.

(a)                                       Subject to the terms of this Agreement, each of the Company, Parent and Merger Sub shall use reasonable best efforts to: (i) consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable; (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by Parent or the Company or any of their respective Subsidiaries as promptly as reasonably practicable, including under the Antitrust Laws; (iii) avoid any proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement, the Merger or any other transactions contemplated by this Agreement; (iv)as promptly as reasonably practicable, and in any event within ten Business Days after the date of this Agreement, make or cause its Affiliates to make all necessary filings under the HSR Act, (provided, however, that the

Parties may agree to postpone or delay such filings for up to an additional ten Business Days), and as promptly as reasonably practicable submit all other notifications, filings and registrations required or advisable under the Antitrust Laws, and thereafter supply as promptly as reasonably practicable, unless agreed otherwise in writing by the Parties, any additional information and documentary material that may be requested pursuant to any Law; and (v) as promptly as reasonably practicable, make any other required or advisable registrations, declarations, submissions and filings with respect to the transactions contemplated by this Agreement required under the Exchange Act, any other applicable federal or state securities Laws, and any other applicable Law.

(b)                                       Without limiting the generality of anything contained in this Section 6.6, each Party shall: (i) give the other Parties prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement; (ii) keep the other Parties informed as to the status of any such request or proceeding; (iii) give the other Parties notice and an opportunity to participate in any communication made to the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”), or any other domestic, foreign or supranational Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement; and (iv) promptly notify the other Parties of any communication from the FTC, the DOJ or any other domestic, foreign or supranational Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and each will consult with the other on and consider in good faith the views of the other in connection with any presentation, correspondence, analysis, or other submission to be made to any Governmental Authority in connection with the Merger or any other transactions contemplated by this Agreement (including the Proxy Statement and the Schedule 13e-3).  In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, each Party will permit authorized representatives of the other Parties to be present at each meeting, conference or telephone call and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request or proceeding. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6 as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express written permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be); provided that materials provided pursuant to this Section 6.6 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.

(c)                                        Subject to applicable Laws and as required by any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Merger or any other transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement.

(d)                                       Subject to the terms of this Agreement (including, without limitation, Section 6.6(e)), if any objections are asserted with respect to the Merger or any other transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Laws, or if any lawsuit or other proceeding, whether judicial or administrative, is instituted (or threatened to be instituted), including any proceeding by any Governmental Authority or private party, challenging the Merger or any other transactions contemplated by this Agreement as violative of any Antitrust Law or which would otherwise prohibit or materially impair or delay in connection with any Antitrust Law the consummation of the Merger and any other transactions contemplated by this Agreement, each of Parent and the Company shall (and shall cause their respective Subsidiaries to) use their respective reasonable best efforts to resolve any such objections, including by proposing, negotiating, committing to, agreeing to and effecting the actions set forth in Section 6.6(d) of the Company Disclosure Schedule to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date).

(e)                                  Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall Parent or the Company or their respective Affiliates be obligated to, and neither the “reasonable best efforts” standard nor any other provision set forth in this Agreement shall be deemed to require, or be construed to require, Parent or the Company or their respective Affiliates or Subsidiaries to resist, vacate, limit, reverse, suspend, defend or prevent, in each case through litigation, any actual Action or Order brought by any Governmental Authority against any Party seeking to prevent, materially delay or materially impair the consummation of the Merger and any other transactions contemplated by this Agreement, or to undertake any actions that would constitute a Substantial Detriment.  Notwithstanding the foregoing, Parent may at its sole discretion compel the Company to (and to cause its Subsidiaries and Affiliates to) agree to any such term or condition or take any such actions (or agree to take such actions) so long as the effectiveness of such term or condition or action is conditioned upon the consummation of the Merger and the other transactions contemplated by this Agreement.  In furtherance of and subject to its obligations pursuant to this Section 6.6, Parent shall have final decision-making authority on relevant strategy, timing, and the conduct of the Parties’ interactions with any Governmental Authority or private party relating to any investigation, review, or proceeding undertaken in connection with actual or potential enforcement of the Antitrust Laws as they may relate to the Merger or any other transactions contemplated by this Agreement.

(f)                                         Definitions.  For purposes of this Agreement, (i) “Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the HSR Act, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and all other federal, state, foreign or supranational statutes, rules, regulations, administrative and judicial doctrines and other Laws, including any antitrust, competition, trade or foreign investment Laws and regulations that are designed or intended to (A) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (B) regulate foreign investments; and (ii) “Substantial Detriment” means any term, condition, obligation, liability, requirement, limitation, prohibition, qualification, remedy, commitment, sanction or other action imposed upon Parent, the Company or any of their respective Affiliates in connection with effecting the expiration of any waiting period (and any extension thereof) under the HSR Act or any other applicable Antitrust Law or under any timing agreements with a Governmental Authority applicable to the consummation of the Merger and the other transactions contemplated by this Agreement or obtaining from a Governmental Authority any consent, registration, approval, permit or authorization necessary or advisable in order to consummate the Merger and the other transactions contemplated by this Agreement, that would include any requirement to (i) sell, license, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the businesses, assets or properties of Parent, the Company or any of their Subsidiaries or Affiliates, (ii) otherwise take or commit to take actions that after the Closing would limit Parent’s freedom of action with respect to, or its ability to operate, expand, constrict, alter, change, dispose of or retain any of its businesses, assets or properties, or those of the Company or those of any of Parent’s or Company’s respective Subsidiaries or Affiliates, or (iii) propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, any action set forth in the foregoing clauses (i) and (ii); provided, however, taking the actions set forth in Section 6.6(d) of the Company Disclosure Schedule shall not constitute a Substantial Detriment.

(g)                                        Nothing herein shall obligate Parent or any of its Affiliates to participate in, contest or continue any Action instituted by a Governmental Authority primarily in respect of an Antitrust Law, but Parent may, at its option, decide to participate in, contest or continue any such Action.

6.7.                            Information; Access and Reports.

(a)                                       The Company and Parent each shall (and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and their respective Representatives to), upon the reasonable request by the other, furnish to the other, as promptly as reasonably practicable (i) all information concerning itself, its Subsidiaries, Representatives, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement and the Schedule 13e-3; (ii) any information or documentation needed to effect the expiration of all waiting periods under applicable Antitrust Laws and, if applicable, under any timing agreements with a Governmental Authority applicable to the consummation of the Merger or any of the transactions contemplated by this Agreement and (iii) documents or information to be used in connection with all filings, notices, reports, consents, registrations, approvals, permits and authorizations, made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party, including any Governmental Authority, in each case necessary or advisable in connection with the Merger and any other transactions contemplated by this Agreement.

(b)                                       Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours from the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement, to the Company’s employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company herein; and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries; provided that in the event the Company does not disclose certain information pursuant to the foregoing clauses (i) and (ii), at Parent’s reasonable request the Parties shall implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided.  Notwithstanding the foregoing, Parent and its Representatives shall not be permitted to perform any on-site procedures (including an on-site study) with respect to any property of the Company or its Subsidiaries without the Company’s prior written consent, such consent not to be unreasonably delayed, withheld or conditioned.  All requests for information made pursuant to this Section 6.7 shall be directed to the executive officer or other Person designated by the Company set forth on Section 6.7(b) of the Company Disclosure Schedule, which Person may be replaced by the Company at any time by providing written notice to the Parent.  Parent shall, and shall cause its Subsidiaries and its and their respective Representatives to, treat and hold as confidential all such information exchanged or made available by the Company or any of its Subsidiaries and shall provide such information only to those individuals who (A) need to know the information for the purposes of consummating the Merger and the transactions contemplated by this Agreement; (B) have been informed of the confidential nature of the information and (C) have been directed to maintain the confidentiality of the information and otherwise be bound by the confidentiality provisions of this Section 6.7(b), except to the extent (I) such information becomes generally available to the public other than as a result of a breach of the terms of this Section 6.7(b) by Parent or its Subsidiaries or its or their Representatives, (II) such information is or has previously been disclosed to Parent or its Subsidiaries or its or their Representatives on a non-confidential basis by a third party; provided that such third party was not breaching an obligation of confidentiality to the Company or its Subsidiaries that was known after reasonable inquiry by Parent or its Subsidiaries or its or their Representatives, (III) such information was independently developed by Parent or its Subsidiaries or its or their Representatives without violating any of its obligations under this Section 6.7(b) and without use of, reference to or reliance on any information provided subject to the terms of this Section 6.7(b), or (IV) Parent or its Subsidiaries or any of its or their Representatives are compelled to disclose such information by judicial or administrative process or by other requirements of applicable Law (provided that in such event, Parent or its Subsidiaries or any of its or their Representatives shall (w) provide the Company with prompt advance written notice (except to the extent notice or disclosure thereof is prohibited by judicial or administrative rules or by other requirements of applicable Law), (x) to the extent not prohibited by judicial or administrative rules or by other requirements of applicable Law, provide the Company, in advance of any such disclosure, with a list of the information intended to be disclosed (and if applicable, the text of the disclosure language itself), (y) cooperate with the Company to the extent the Company may seek to limit such disclosure, including, if requested, taking all commercially reasonable steps to resist or narrow the scope of such required disclosure or legal process and to seek confidential treatment of any information that could be disclosed, and (z) in any case, disclose only the portion of such information which is legally required to be disclosed and shall take all reasonable steps to preserve the confidentiality of such information).

(c)                                        To the extent that any of the information or material furnished pursuant to this Section 6.7 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

6.8.                            Stock Exchange Delisting.  The Company and Parent shall cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.  Upon Parent’s determination that the Surviving Corporation is reasonably expected to be required to file any quarterly or annual reports pursuant to the Exchange Act prior to the deregistration of the Shares under the Exchange Act, the Company shall cooperate in good faith with Parent prior to Closing to prepare a draft of any such reports required to be filed within ten days following the Closing Date, in such form and substance such that the reports can be timely filed and when filed will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and comply in all material respects with the provisions of applicable Law.

6.9.                            Publicity.  The initial press release regarding the Merger shall be a joint press release of Parent and the Company.  Without limiting the generality of Section 6.10(g), thereafter, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue any press release or make any other public announcement or public statement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement or the Merger or the other transactions contemplated by this Agreement without consulting with each other and providing meaningful opportunity for review and giving due consideration to reasonable comment by the other Party and attempt to cooperate and develop consistent communications, except (a) as such press release or other public announcement may be required by applicable Law, in which case the Party required to issue the release or make the announcement shall use commercially reasonable efforts to provide the other Party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good-faith consideration to any such comments proposed by the other Party, (b) in connection with a Change of Recommendation, actual or potential Acquisition Proposal or dispute regarding the transactions contemplated hereby or

(c) any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement.  Notwithstanding anything to the contrary in this Section 6.9, each of the Parties may make public statements in response to questions by the press, analysts, investors, business partners or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company or to the extent that they have been reviewed and previously approved by both Parent and the Company.

6.10.                     Employee Benefits.

(a)                                       Parent agrees that each employee who continues to be employed with the Company or its Subsidiaries (each such employee, a “Continuing Employee”) shall, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, be provided with a base salary or base wage no less than the base salary or base wage provided to such Continuing Employee by the Company or its Subsidiaries immediately prior to the Effective Time.  Additionally, Parent agrees that the Continuing Employees shall, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, be provided with (i) annual cash bonus opportunities and long-term incentive compensation opportunities, to the extent applicable, that are, in the aggregate, commensurate with the aggregate value of such opportunities as in effect for such Continuing Employees immediately prior to the Effective Time and (ii) all other compensation and benefits that are, in the aggregate, substantially comparable in value to the other compensation and benefits provided to such Continuing Employees immediately prior to the Effective Time.  Additionally, Parent agrees that each Continuing Employee who is involuntarily terminated within 12 months following the Closing Date will be provided with severance payments and benefits no less favorable than those that would have been provided to such Continuing Employee under the applicable severance policy or individual employment, severance or separation agreement or other arrangement in effect immediately prior to the Effective Time, in each case as listed on Section 5.1(l)(i) of the Company Disclosure Schedule (each, a “Company Severance Plan”), under circumstances that would have given the Continuing Employee a right to severance payments and benefits under such Company Severance Plan.

(b)                                       Parent shall (i) cause any pre-existing conditions (for any condition for which the Continuing Employee would have been entitled to coverage under the corresponding Benefit Plan in which such Continuing Employee participated immediately prior to Closing) or other limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, to the extent permitted by insurance arrangements with third parties, (ii) use commercially reasonable efforts to cause the amount of eligible expenses incurred by each Continuing Employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Benefit Plans to be credited for purposes of satisfying the deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Parent and its Affiliates for the plan year in which the Effective Time occurs and (iii) any of its (or its Affiliates’) employee benefit plans (including disability pay continuation plans) in which the Continuing Employees are entitled to participate to take into account for purposes of eligibility to participate, vesting and, under any vacation, sick, and personal paid time off plan or policy, benefit accrual (except that no such service shall be required to be credited for purposes of determining credited service or eligibility under any severance plan or to the extent it would result in a duplication of benefits), service by such Continuing Employees to the Company or any of its Affiliates or predecessors as if such service were with Parent, to the same extent such service was credited under a comparable Benefit Plan.

(c)                                        If the Closing occurs on or by December 31, 2020, the Company shall pay, at the time of the first regularly scheduled payroll date that is at least five Business Days following the Effective Time, each Continuing Employee then participating in any Company annual bonus plan (collectively, the “Company Bonus Plans”, a bonus equal to the product of (i) the Continuing Employee’s full-year bonus entitlement under all such Company Bonus Plans for 2020, based on actual performance for the full performance period as estimated based on the latest available information for the last complete calendar month prior to the Closing Date as determined by the Company in good faith consultation with Parent and consistent with the terms of the Company Bonus Plans and (ii) a fraction, the numerator of which shall equal the number of days in the calendar year through the Closing Date and the denominator of which is 365; provided that for purposes of clause (i), the Company may account for (x) any seasonality in the business of the Company and its Subsidiaries when determining performance and (y) the transactions contemplated by the Agreement and any costs and expenses associated with the transactions contemplated by the Agreement or any nonrecurring charges that would not reasonably be expected to have been incurred by the Company and its Subsidiaries had the transactions contemplated by the Agreement not arisen in establishing performance targets and/or determining the achievement of applicable performance targets under such plans.

(d)                                       If the Closing occurs on or by December 31, 2021, the Company shall pay, at the time of the first regularly scheduled payroll date that is at least five Business Days following the Effective Time, each Continuing Employee then participating in any Company Bonus Plan, a bonus equal to the product of (i) the Continuing Employee’s full-year bonus entitlement under all such Company Bonus Plans for 2021, based on actual performance for the full performance period as estimated based on the latest available information for the last complete calendar month prior to the Closing Date as determined by the Company in good faith consultation with Parent and consistent with the terms of the Company Bonus Plans]  and (ii) a fraction, the numerator of which shall equal the number of days in the calendar year through the Closing Date and the denominator of which is 365; provided that for purposes of clause (i), the Company may account for (x) any seasonality in the business of the Company and its Subsidiaries when determining performance and (y) the transactions contemplated by the Agreement and any costs and expenses associated with the transactions contemplated by the Agreement or any nonrecurring charges that would not reasonably be expected to have been incurred by the Company and its Subsidiaries had the transactions contemplated by the Agreement not arisen in establishing performance targets and/or determining the achievement of applicable performance targets under such plans.

(e)                                        Prior to the Effective Time, if requested by Parent in writing no later than ten Business Days prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan, the Company shall cause the Company’s 401(k) Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time.  In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such Company 401(k) Plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(f)                                         The Parties shall cooperate in developing employee messaging relating to the Merger and the other transactions contemplated by this Agreement.  Prior to making any broad-based written or oral communications to Employees pertaining to the Merger and the other transactions contemplated by this Agreement, including compensation or benefits matters, and that are not materially consistent with the previously agreed employee messaging, each party shall provide the other Party with a copy of any such broad-based communications.  The applicable Party shall have a reasonable period of time to review and comment on such communication, and the communicating Party shall consider any such comments in good faith.  Notwithstanding the foregoing, this Section 6.10(f) shall not apply so long as the statements contained in the communication with respect to the Merger and the other transactions contemplated by this Agreement are substantially similar to (i) previous press releases, public statements or filings made by Parent or the Company with respect to which such party has complied with the provisions of the preceding sentence or (ii) communications previously approved by the other Party.

(g)                                        Parent hereby acknowledges that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of the Company and its Subsidiaries under the terms of the Benefit Plans to the extent applicable.  From and after the Effective Time, Parent shall, and shall cause its Affiliates to, honor all obligations and rights under the Benefit Plans in accordance with their terms as in effect from time to time, including with respect to modification, amendment and termination.

(h)                                       Notwithstanding the foregoing, nothing contained in this Agreement will (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Benefit Plan, in each case, in accordance with their terms, (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee or (iv) create any third party beneficiary rights for the benefit of any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to this Section 6.10 or any compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan that Parent, the Surviving Corporation or any of their Affiliates may maintain.

6.11.                     Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the Merger and any other transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except that expenses incurred in connection with the filing fee for the Proxy Statement and printing and mailing the Proxy Statement shall be shared equally by Parent and the Company.

6.12.                     Indemnification; Directors’ and Officers’ Insurance.

(a)                                       From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent that the Company would have been permitted under applicable Law and the Company’s articles of incorporation or bylaws in effect as of the date of the Agreement (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law the Company would have been permitted under applicable Law and the Company’s articles of incorporation or bylaws in effect as of the date of the Agreement; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries and each individual who was serving at the request of the Company or its Subsidiaries as a director, officer, employee, member, trustee or fiduciary of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, arising out of or related to (x) their service as such or (y) services performed by such Indemnified Parties at the request of the Company or its Subsidiaries, in each case at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including (i) the Merger and any other transactions contemplated by this Agreement and (ii) actions to enforce this Section 6.12 or any other indemnification or advancement right of any Indemnified Party.

(b)                                       Parent and Merger Sub agree that all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the Indemnified Parties or any of their predecessors and the heirs, executors, trustees, fiduciaries and administrators of such Indemnified Parties, as provided in the Company’s or each of its Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any Contract, shall survive the Merger and the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms.  After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor such obligations to the maximum extent that the Company or applicable Subsidiary would have been permitted to fulfill and honor them by applicable Law.  In addition, for six years following the Effective Time, Parent shall and shall cause the Surviving Corporation to  cause the certificates of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificates of incorporation and bylaws of the Company immediately prior to the Effective Time, and such provisions shall not be amended, repealed or otherwise modified for six years following the Effective Time in any respect, except as required by applicable Law.

(c)                                        Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement (or, if no such policies are available from insurance carriers with such credit rating, from insurance carriers with the next-highest credit rating then capable of providing such policies) with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are substantially equivalent to and in any event not less favorable in the aggregate to the insureds as the Company’s existing policies.  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the aggregate annual premiums paid by the Company as of the date of this Agreement for such insurance (or to pay an aggregate amount exceeding 300% of such aggregate annual premiums to purchase the “tail” insurance policies contemplated for the first sentence of this Section 6.12(c)); and provided, further, that if the annual premiums of such insurance coverage (or amount in respect of such “tail” insurance policies, as applicable) exceeds such applicable amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)                                       The provisions of this Section 6.12 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Party, and nothing in this Agreement shall affect, and the rights of each Indemnified Party under this Section 6.12 shall be in addition to, any indemnification rights that any such Indemnified Party may have under the certificates of incorporation or bylaws of the Company or any of its Subsidiaries or any Contract or applicable Law.  Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.12 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party.

(e)                                        In the event that Parent or the Surviving Corporation (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least 50% of its properties and assets to any other Person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.12.

6.13.                     Shareholder Litigation.  Each of Parent and the Company shall promptly notify the other of any shareholder litigation against it or any of its Representatives arising out of or relating to this Agreement, the Merger and any other transactions contemplated by this Agreement and shall keep the other reasonably informed regarding any such shareholder litigation.  Until the termination of this Agreement in accordance with Article VIII, the Company shall provide Parent (a) an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any shareholder litigation against the Company and its directors relating to any transaction contemplated by this Agreement, and the Company shall give reasonable and good-faith consideration to any comments proposed by Parent and (b) give Parent the opportunity to otherwise participate in the defense and/or settlement of any such litigation (in each case at Parent’s expense) and shall consider in good faith Parent’s advice with respect to such litigation.  In no event shall the Company enter into, agree to or disclose any settlement with respect to such shareholder litigation without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned.

6.14.                     Other Actions by the Company.

(a)                                       Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger and any other transactions contemplated by this Agreement, the Company and the Company Board shall, to the extent permitted by applicable Law, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b)                                       Section 16 Matters.  The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

6.15.                     Approval by Sole Stockholder of Merger Sub.  Immediately following execution of this Agreement, Parent (directly or through its Subsidiaries) shall cause the sole stockholder of Merger Sub to execute and deliver, in accordance with applicable Law and its articles of incorporation and bylaws, a written consent approving this Agreement in accordance with the WBCA.

6.16.                     Special Committee.  Prior to the earlier of the Effective Time and the termination of this Agreement, neither Parent nor the Company shall, and each shall not permit any of its Subsidiaries to, take any action intended to cause the Company to, without the consent of a majority of the then existing members of the Special Committee, eliminate the Special Committee, revoke or diminish the authority of the Special Committee or remove or cause the removal of any director of the Company Board that is a member of the Special Committee either as a director or member of such committee other than for cause.  For the avoidance of doubt, this Section 6.16 shall not apply to the filling, in accordance with the provisions of the applicable organizational documents of the Company, of any vacancies caused by the death, resignation or incapacity of any such director; provided that such director is independent and disinterested with respect to (i) the management of the Company and (ii) the Merger and any other transactions contemplated by this Agreement.

ARTICLE VII

Conditions

7.1.                            Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)                                       Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b)                                       HSR Clearance.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c)                                        Laws or Orders.  No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered after the date of this Agreement any Law or Order (whether temporary, preliminary or permanent) that is in effect that enjoins or otherwise prohibits consummation of the Merger.

7.2.                            Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a)                                       Representations and Warranties.  (i) The representation and warranty of the Company set forth in Section 5.1(h)(ii) (Absence of Certain Changes) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date; (ii) each of the representations and warranties of the Company set forth in the first two sentences of Section 5.1(b)(i) (Capital Structure) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time), except for any inaccuracies that would result in no more than a de minimis increase in the sum of the aggregate amount of the Merger Consideration and the aggregate amount to be paid in respect of Company Equity Awards pursuant to Section 4.3 of this Agreement; (iii) each of the representations and warranties of the Company set forth in the first sentence of Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.1(c) (Corporate Authority; Approval and Fairness), Section 5.1(p) (Takeover Statutes) and Section 5.1(z) (Brokers and Finders) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                       Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                        No Substantial Detriment.  The condition set forth in Section 7.1(b) shall have been satisfied without the imposition of a Substantial Detriment.

(d)                                       Company Closing Certificate.  Parent and Merger Sub shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) are satisfied.

7.3.                            Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a)                                       Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the Merger and deliver the Merger Consideration in accordance with Article IV.

(b)                                       Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                        Parent Closing Certificate.  The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) are satisfied.

ARTICLE VIII

Termination

8.1.                            Termination.  This Agreement may be terminated and the Merger and any other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:

(a)                                       by mutual written consent of the Company and Parent;

(b)                                       by either Parent or the Company, if the Merger shall not have been consummated by 5:00 p.m. (New York time) on November 11, 2020 (the “Initial Outside Date”), provided, however, that the right to terminate this Agreement and abandon the Merger and the other transactions contemplated by this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date; provided, further, that (x) if on the Initial Outside Date, all the conditions to Closing, other than the conditions set forth in Section 7.1(b) or Section 7.1(c) (to the extent relating to an Antitrust Law), shall have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Initial Outside Date may be extended by either Parent or the Company to February 11, 2021 (the “First Extended Outside Date”) upon written notice by the extending Party to the other Party no later than three Business Days prior to the Initial Outside Date and (y) if on the First Extended Outside Date all the conditions to Closing, other than the conditions set forth in Section 7.1(b) or Section 7.1(c) (to the extent relating to an Antitrust Law), shall have been satisfied or waived or shall be capable of being satisfied at such time, then the First Extended Outside Date may be extended by either Parent or the Company to May 11, 2021 (the “Second Extended Outside Date”) upon written notice by the extending Party to the other Party no later than three Business Days prior to the First Extended Outside Date.  As used in this Agreement, the term “Outside Date” shall mean the Initial Outside Date, unless the Initial Outside Date has been extended to the First Extended Outside Date or Second Extended Outside Date pursuant to the foregoing, in which case, the term “Outside Date” shall mean the date to which the Outside Date has been extended, as applicable. Neither Party shall extend the Outside Date except insofar as such extension is reasonably necessary for the purpose of defending against any pending Action, or to appeal any Order, brought by any Governmental Authority seeking to prevent, materially delay or materially impair the consummation of the Merger and any other transactions contemplated by this Agreement;

(c)                                        by either Parent or the Company, if the Requisite Company Vote and the Company Shareholder Approval shall not have been obtained if a vote shall have been taken thereon at the Company Shareholders Meeting or at any postponement, recess or adjournment thereof taken in accordance with this Agreement (and such Company Shareholders Meeting, postponement, recess or adjournment, as the case may be, shall have concluded);

(d)                                       (i) by either Parent or the Company, if any court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or entered any Order that enjoins or otherwise prohibits consummation of the Merger and such Order shall become final and non-appealable, or (ii) by the Company, if (1) any court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or entered any such Order that is either permanent or is temporary but with an extension or lapse date that is on or after the date that is three Business Days prior to the Outside Date and (2) Parent determines at any point to drop any appeal of such Order or to cease any efforts to resist any Action seeking to block or enjoin consummation of the Merger;

(e)                                        by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue or incorrect following the date of this Agreement, in either case such that any condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the then-applicable Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 60 days after the giving of notice thereof by Parent to the Company describing such breach or failure in reasonable detail and stating Parent’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement or (ii) three Business Days prior to the Outside Date), whether before or after the Company Shareholder Approval is obtained; provided, however, that the right to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement pursuant to this Section 8.1(e) shall not be available to Parent if it is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(f)                                         by the Company, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or incorrect following the date of this Agreement, in either case such that any condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the then-applicable Outside Date, has not been cured within the earlier of (i) 60 days after the giving of notice thereof by the Company to Parent describing such breach or failure in reasonable detail and stating the Company’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement or (ii) three Business Days prior to the Outside Date), whether before or after the Company Shareholder Approval is obtained; provided, however, that the right to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement pursuant to this Section 8.1(f) shall not be available to the Company if it is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(g)                                        by Parent, prior to the time the Company Shareholder Approval is obtained, if a Change of Recommendation shall have been made or occurred; or

(h)                                       by the Company, prior to the time the Company Shareholder Approval is obtained, in connection with entering into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 6.2(e); provided that prior to or concurrently with such termination, the Company pays or causes to be paid to Parent the Company Termination Fee due by wire transfer of immediately available funds to an account designated in writing by Parent.

8.2.                            Notice of Termination; Effect of Termination and Abandonment.

(a)                                       In the event the Company or Parent intends to terminate this Agreement and abandon the Merger and the other transactions contemplated by this Agreement pursuant to Section 8.1, the Company or Parent, as applicable, shall give written notice to the other Party or

Parties (as the case may be) specifying the provision or provisions of this Agreement pursuant to which such termination and abandonment is intended to be effected.

(b)                                       Except to the extent provided in Sections 8.2(c), 8.2(d), 8.2(e), 8.2(f) and 8.2(g), in the event of termination of this Agreement and the abandonment of the Merger and the other transactions contemplated by this Agreement in accordance with Section 8.1, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its or their respective Representatives or Affiliates); provided that (i) no such termination shall relieve any Party of any liability or damages to the other Parties resulting from any fraud or willful and material breach of its obligations set forth in this Agreement and (ii) the provisions set forth in Section 6.7(c), this Section 8.2 and Article IX (and any related definitions thereto) shall survive the termination of this Agreement.  For purposes of this Agreement, “willful and material breach” means a material breach that is a consequence of an action undertaken by the breaching Party or the failure by the breaching Party to take an action it is required to take under this Agreement, with knowledge that the taking of or failure to take such action would, or would reasonably be expected to, result in a material breach of this Agreement.

(c)                                        Subject to Section 8.2(f), in the event that this Agreement is terminated:

(i)                                     (A)                               by either the Company or Parent pursuant to Section 8.1(c) (Company Vote Not Obtained);

(B)                               an Acquisition Proposal shall have been made publicly or announced to the Company or the Company Board which Acquisition Proposal has not been withdrawn (publicly, if such Acquisition Proposal was made publicly or announced) prior to the earlier of in the case of termination pursuant to Section 8.1(c), five (5) days prior to the Company Shareholders Meeting, or termination of this Agreement; and

(C)                               within nine months after such termination, the Company or any Subsidiary of the Company shall have consummated a transaction contemplated by an Acquisition Proposal or shall have entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal; provided that, for purposes of this Section 8.2(c), the references to “25%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(ii)                                  by Parent pursuant to Section 8.1(g) (Company Recommendation); or

(iii)                               by the Company pursuant to Section 8.1(h) (Superior Proposal);

then, (1) in the case of Section 8.2(c)(i), within two Business Days after the earlier of consummation of such Acquisition Proposal and entry into such Alternative Acquisition Agreement, (2) in the case of Section 8.2(c)(ii), within two Business Days after termination of this Agreement and (3) in the case of Section 8.2(c)(iii), prior to termination of this Agreement, the Company shall pay or cause to be paid a termination fee of $9,000,000 (the “Company Termination Fee”) to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.

(d)                                       Subject to Section 8.2(f), in the event this Agreement is terminated (i) by the Company or Parent pursuant to Section 8.1(b) and as of the Outside Date one or more of the conditions to Closing set forth in Section 7.1(b) or Section 7.1(c) (in the case of Section 7.1(c), solely to the extent such conditions have not been satisfied due to an Order or injunction arising under any Antitrust Law) or (ii) by Parent or the Company pursuant to Section 8.1(d) (solely to the extent the right to terminate relates to an Order or injunction arising under any Antitrust Law), then, within two Business Days after termination of this Agreement, Parent shall pay or cause to be paid to the Company a termination fee of $15,000,000 (the “Parent Termination Fee” by wire transfer of immediately available funds to an account designated in writing by the Company.  Solely with respect to clause (i) of this Section 8.2(d), the term “Outside Date” shall mean the later of (1) three Business Days prior to the Outside Date, as defined in Section 8.1(b) and (2), if Parent has waived completely or agreed to reduce the three Business Day period referred to in Section 1.2, the Outside Date as defined in Section 8.1(b) or the date corresponding to such reduced period of time prior to the Outside Date as defined in Section 8.1(b).

(e)                                        Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no Party would have entered into this Agreement; accordingly, if the Company or Parent fails to timely pay Parent or Company any amount due pursuant to Section 8.2(c) or Section 8.2(d), as applicable (any such amount due, a “Termination Payment”), and, to obtain such payment, the Party owed a Termination Payment commences a suit that results in a judgment against the Party owing the applicable Termination Payment, the owing Party shall pay to the owed Party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest thereon at the prime rate as published in The Wall Street Journal (or if not reported therein, as reported in another authoritative source reasonably selected by the owed Party) in effect on the date such Termination Payment was required to be paid from such date through the date of full payment thereof; provided that if such suit does not result in a judgment against the owing Party, the owed Party shall pay to the owing Party its costs and expenses (including attorneys’ fees) in connection with such suit.

(f)                                         In no event shall a Party be required to pay a Termination Payment on more than one occasion.  Except in the event of fraud or willful and material breach, if a Termination Payment is required to be, and is, paid pursuant to this Section 8.2, the receiving Party’s right to receive the applicable Termination Payment and any additional amounts pursuant to Section 8.2(c) shall be the sole and exclusive remedies of that Party and its Subsidiaries and any of that Party’s or its Subsidiaries’ respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, Affiliates, agents and other Representatives against the other Party, the other Party’s Subsidiaries and any of the other Party’s or its Subsidiaries’ respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger and any other transactions contemplated by this Agreement to be consummated.

(g)                                        Each of the Parties acknowledges and agrees that the Company Termination Fee and Parent Termination Fee (the “Termination Fees”) are not intended to be penalties, but rather are liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such Termination Fee is due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and any other transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

Miscellaneous and General

9.1.                            Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, Section 6.10 (Employee Benefits) and Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.11 (Expenses) and Section 8.2 (Notice of Termination; Effect of Termination and Abandonment) shall survive the termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2.                            Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification by Parent, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that after the receipt of the Company Shareholder Approval, no amendment shall be made that by applicable Law requires further approval by the holders of Shares without obtaining such further approval.

9.3.                            Waiver.  The conditions to each of the respective parties’ obligations to consummate the Merger and any other transactions contemplated by this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in a written instrument duly executed and delivered by the Party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law (except to the extent specifically provided otherwise in Section 8.2).

9.4.                            Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

9.5.         Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)             Except to the extent the Laws of the State of Washington are mandatorily applicable to the Merger (including under Chapter 23B.13 of the WBCA) and any other transactions contemplated by this Agreement, this Agreement and any action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, provided that matters related to (A) Article I and (B) the fiduciary duties of the Company Board shall be governed by the Laws of the State of Washington.  In addition, each of the Parties (a) expressly submits to the personal jurisdiction and venue of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”), in the event any dispute between the Parties (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other Parties relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts.  Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 9.6, such service to become effective ten days after such mailing.  EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(b)             Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Merger and any other transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy.  Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security.  In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege or assert, and each Party hereby waives the defense, that there is an adequate remedy at law.

9.6.         Notices.  All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties to this Agreement shall, unless otherwise specified herein, be in writing and shall have been deemed to have been duly given or made on the date of the receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery upon the party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email, provided that the transmission of the email is followed up within one Business Day by dispatch pursuant to one of the other methods described herein:

If to Parent or Merger Sub:

Anheuser-Busch Companies, LLC
One Busch Place
St. Louis, Missouri 63118

Attention:	Craig Katerberg
Email:	craig.katerberg@anheuser-busch.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004

Attention:	Frank J. Aquila George J. Sampas
Email:	aquilaf@sullcrom.com
sampasg@sullcrom.com

If to the Company:

Craft Brew Alliance, LLC
929 N. Russell St.
Portland, Oregon 97227

Attention:	Marcus Reed, General Counsel
Email:	marcus.reed@craftbrew.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:	Mark Gordon
Email:	MGordon@wlrk.com

or to such other Person or addressees as has or have been designated in writing by the Party to receive such notice provided above.  Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving Party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three Business Days after deposit in the mail, if sent by registered or certified mail or (z) upon confirmation of receipt by the recipient if sent by email and followed up within one Business Day by dispatch pursuant to one of the other methods described herein.  Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 9.6.

9.7.         Entire Agreement.  This Agreement (including any exhibits, annexes and schedules hereto) and the documents and other agreements among the Parties as contemplated by or referred to herein, including the Company Disclosure Schedule, together with each other agreement entered into by or among any of Parent, Merger Sub and the Company as of the date of this Agreement that makes reference to this Section 9.7, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof.

9.8.         No Third-Party Beneficiaries.  Except as provided in this Section 9.8, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided that if, and only if, the Effective Time occurs, (a) the holders of Shares shall be third-party beneficiaries of, and entitled to rely on, Section 4.1 (Effect on Capital Stock) and Section 4.2 (Exchange of Share Certificates), (b) the holders of Company Equity Awards shall be third-party beneficiaries of, and entitled to rely on, Section 4.3 (Treatment of Company Equity Awards), and (c) the Indemnified Parties shall be third-party beneficiaries of, and entitled to rely on, Section 6.12 (Indemnification; Directors’ and Officers’ Insurance).  The Parties further agree that the rights of third-party beneficiaries under the first proviso of this Section 9.8 shall not arise unless and until the Effective Time occurs.

9.9.         Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.       Existing Distribution Agreement.  The Parties acknowledge and agree that nothing in this Agreement, from the Effective Time until Closing, shall be deemed or construed to limit or restrict any rights, obligations or agreements pursuant to any existing Contracts between the Parties or their Affiliates, including (i) the Amended and Restated Master

Distribution Agreement, dated as of May 1, 2011, by and between the Company and Parent, (ii) the International Distribution Agreement, dated as of August 23, 2016, by and between the Company and Anheuser-Busch Worldwide Investments, LLC, (iii) the Amended and Restated Exchange and Recapitalization Agreement, dated as of May 1, 2011, by and among the Company, Parent and Anheuser-Busch Companies, Inc. and (iv) the Contract Brewing Agreement, dated as of August 23, 2016, by and between the Company and A-B Commercial Strategies, LLC, in each case, as amended.

9.11.       Transfer Taxes.  Except as otherwise provided in this Agreement, all transfer, documentary, sales, use, stamp, registration, excise and other similar Taxes and fees imposed upon the Merger or the transfer of Shares pursuant to the Merger shall be paid by Parent or the Company when due.

9.12.       Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.13.       Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.14.       Interpretation; Construction.

(a)             The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.

(b)             If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented.

Currency amounts referenced herein are in U.S. Dollars.  Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee).  To the extent this Agreement refers to information or documents having been “provided to” or “made available to” Parent or Merger Sub by the Company, such obligation shall be deemed satisfied if, as of the date of this Agreement, (a) the Company or its Representatives made such information or document available in any virtual data rooms established by or on behalf of the Company in connection with the transactions contemplated by this Agreement or otherwise made such information or document available (or delivered or provided such information or document) to Parent or Merger Sub or its or their Representatives in connection with the transactions contemplated by this Agreement, or (b) such information or document is publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and not subject to any redactions or omissions.

(c)           Unless otherwise specified in this Agreement, all references in this Agreement to (i) any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference and (ii) this Agreement mean this Agreement (taking into account the provisions of Section 9.7) as amended, supplemented or otherwise modified from time to time in accordance with Section 9.2.

(d)             The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.15.       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns.  No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, except that Merger Sub may assign any and all of its rights under this Agreement, by written notice to the Company, to another wholly owned direct or indirect Subsidiary of Parent to be a Constituent Corporation in lieu of Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Subsidiary, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that (a) no assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or consummating the Merger and any other transactions contemplated by this Agreement, (b) no assignment shall relieve Parent of any of its obligations pursuant to this

Agreement and (c) no assignment shall relieve Merger Sub of its obligations that are unperformed by its assignee.  Any purported assignment in violation of this Agreement is void.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

ANHEUSER-BUSCH COMPANIES, LLC

By:	/s/ Nelson Jamel
	Name:	Nelson Jamel
	Title:	Vice President, Finance and Solutions

By:	/s/ Craig Katerberg
	Name:	Craig Katerberg
	Title:	Vice President, United States, General Counsel & Labor Relations

BARREL SUBSIDIARY, INC.

By:	/s/ Thomas Larson
	Name:	Thomas Larson
	Title:	Secretary

By:	/s/ Katherine Frank
	Name:	Katherine Frank
	Title:	Assistant Secretary

[Signature Page to Agreement and Plan of Merger]

CRAFT BREW ALLIANCE, INC.

By:	/s/ Andrew Thomas
	Name:	Andrew Thomas
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINED TERMS

“Material Adverse Effect” means any change, effect, event, occurrence or development that is materially adverse to the condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no change, effect, event, occurrence or development resulting from the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur:  (A) changes in the economy or financial, debt, credit or securities markets generally in the United States; (B) changes generally affecting the industries or geographic regions in the United States or elsewhere in which the Company and its Subsidiaries operate; (C) changes or proposed changes in United States generally accepted accounting principles (“U.S. GAAP”) or other accounting standards or interpretations thereof or in any Law or interpretations thereof; (D) changes in any political conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing; (E) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, floods, droughts or other natural disasters); (F) any capital market conditions, in each case in the United States or elsewhere in which the Company and its Subsidiaries operate; (G) a decline in the price or trading volume of the Shares on the NASDAQ Global Select Market (“NASDAQ”) or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries; provided that the underlying causes may be taken into account to the extent not otherwise excluded by other clauses of this definition; (H) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided that the underlying causes may be taken into account to the extent not otherwise excluded by other clauses of this definition; (I) (x) the identity of Parent or Merger Sub or (y) the announcement or entry into this Agreement, or any amendment of the Schedule 13D filed by Parent, including, in each case the impact thereof on relationships with employees, customers, suppliers, distributors or other Persons; (J) any action or claim made or brought by any of the current or former shareholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger and any other transactions contemplated by this Agreement; or (K) any action or inaction by the Company or its Subsidiaries taken or omitted to be taken at the request of Parent or Merger Sub or with the consent of Parent or Merger Sub or expressly contemplated by this Agreement (other than any obligation to operate in the ordinary course of business); except, in the case of clauses (A) through (F), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected by such changes, effects, events, occurrences or developments, compared to other craft beer brewing companies operating in the United States or elsewhere in which the Company and its Subsidiaries operate, and then solely to the extent of any such disproportionality.

“Transaction Directors” means the members of the Company Board other than the Recused Directors.

“Recused Directors” means the members of the Company Board listed on Section A of the Company Disclosure Schedule.

Term	Section
Acquisition Proposal	6.2(c)
Action	5.1(j)
Affiliate	5.1(n)(iv)(A)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(d)(v)
Antitrust Law	6.6(f)
Applicable Date	5.1(f)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(l)(i)
Book-Entry Shares	4.1(a)
Business Day	1.2
Bylaws	2.2
Change of Recommendation	6.2(d)(v)
Charter	2.1
Chosen Courts	9.5(a)
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Company	Preamble
Company 401(k) Plan	6.10(f)
Company Board	Recitals
Company Disclosure Schedule	5.1
Company Option	4.3(a)(i)
Company Production Breweries	5.1(h)(i)
Company Recommendation	5.1(c)(iii)(B)
Company Reports	5.1(f)(i)
Company RSU Award	4.3(b)
Company Severance Plan	6.10(a)
Company Shareholder Approval	6.2(b)
Company Shareholders Meeting	6.4(a)
Company Termination Fee	8.2(c)
Constituent Corporations	Preamble
Continuing Employee	6.10(a)
Contract	5.1(e)(ii)
D&O Insurance	6.12(c)
Dissenting Shares	4.1(a)
DOJ	6.6(b)
DTC	(i)
Effective Time	1.3
Employees	5.1(l)(i)
Environmental Law	5.1(q)
ERISA	5.1(l)(i)

ERISA Affiliate	5.1(l)(v)
ERISA Plan	5.1(l)(iii)
Exchange Act	5.1(e)(i)
Excluded Disclosure	5.1
Excluded Shares	4.1(a)
First Extended Outside Date	8.1(a)
FTC	6.6(b)
Governmental Authority	5.1(e)(i)
Hazardous Substance	5.1(q)
HSR Act	5.1(e)(i)
Indebtedness	5.1(n)(iv)(B)
Indemnified Parties	6.12(a)
Initial Outside Date	8.1(a)
Insurance Policies	5.1(w)
Intellectual Property Rights	5.1(t)
Intervening Event	6.2(e)(ii)
IRS	5.1(l)(ii)
Knowledge	5.1(f)
Kona Brewery	6.1(b)(viii)
Laws	5.1(m)(i)(A)
Leased Real Property	5.1(o)(i)(D)1
Letter of Transmittal	4.2(c)(i)
Lien	5.1(o)(i)(D)2
Material Contract	5.1(n)(i)
material weakness	5.1(f)(vi)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
Order	5.1(j)
Outside Date	8.1(a)
Owned Real Property	5.1(o)(i)(B)
Parent	Preamble
Parent Termination Fee	8.2(d)
Parties	Preamble
Party	Preamble
Paying Agent	4.2(a)
Payment Fund	4.2(b)
Permits	5.1(m)(ii)
Permitted Liens	5.1(o)(i)(D)3
Person	4.2(e)
Preferred Shares	5.1(b)(i)
Proxy Statement	6.3(a)
Real Property	5.1(o)(i)(D)4
Real Property Leases	5.1(o)(i)(D)5
Registered Intellectual Property	5.1(t)
Representatives	6.2(a)

Requisite Company Vote	5.1(c)(i)
Schedule 13e-3	6.3(b)
SEC	5.1(f)(i)
Second Extended Outside Date	8.1(a)
Securities Act	5.1(e)(i)
Share Certificate	4.1(a)
Shares	4.1(a)
significant deficiency	5.1(f)(vi)
Special Committee	Recitals
Specific Business	5.1(u)
Stock Plans	5.1(b)(i)
Subsidiary	5.1(a)
Substantial Detriment	6.6(f)
Superior Proposal	6.2(c)
Surviving Corporation	1.1
Tail Period	6.12(c)
Takeover Statute	5.1(p)
Tax	5.1(r)
Tax Return	5.1(r)
Taxes	5.1(r)
Termination Fees	8.2(g)
Termination Payment	8.2(e)
Top Supplier	5.1(k)
Trade Secrets	5.1(t)
Unaffiliated Shareholders	Recitals
Washington Articles of Merger	1.3
WBCA	Recitals
willful and material breach	8.2(b)

EXHIBIT A

Form of Articles of Incorporation of the Surviving Corporation

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CRAFT BREW ALLIANCE, INC.

ARTICLE 1

NAME

The name of this corporation is Craft Brew Alliance, Inc.

ARTICLE 2

DURATION

This corporation has perpetual existence.

ARTICLE 3

PURPOSE

This corporation is organized for the purposes of transacting any and all lawful business for which a corporation may be incorporated under Title 23B of the Revised Code of Washington, as amended.

ARTICLE 4

REGISTERED AGENT

The registered agent of the corporation is [•].

ARTICLE 5

CAPITAL STOCK

The authorized capital stock of this corporation consists of 50,000,000 shares of Common Stock, with par value of $0.005 per share.

ARTICLE 6

PREEMPTIVE RIGHTS

Shareholders of this corporation have no preemptive rights to acquire additional shares of stock or securities convertible into shares of stock issued by the corporation.

ARTICLE 7

DIRECTORS

The number of directors of this corporation is fixed by the bylaws of this corporation and may be increased or decreased in the manner specified therein.

ARTICLE 8

CUMULATIVE VOTING

Shareholders of this corporation do not have the right to cumulate votes in the election of directors.

ARTICLE 9

LIMITATION OF DIRECTOR LIABILITY

A director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for:

(a)                                 Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

(b)                                 Conduct violating RCW 23B.08.310 (which involves certain distributions by the corporation);

(c)                                  Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation will be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the corporation will not adversely affect any right or protection of a director of the corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE 10

INDEMNIFICATION OF DIRECTORS

(a)                                 The capitalized terms in this paragraph shall have the meanings set forth in RCW 23B.08.500.

(b)                                 This corporation shall indemnify and hold harmless each individual who is or was a director or officer of this corporation or who, while a Director or officer of this corporation, is or was serving at the request of this corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any and all Liability, including reimbursement and advances of reasonable Expenses, incurred with respect to a Proceeding, to the fullest extent permitted by law, without regard to the limitations in RCW 23B.08.510 through 23B.08.550; provided that no such indemnity shall indemnify any Director or officer from or on account of (1) acts or omissions of the Director or officer finally adjudged to be intentional misconduct or a knowing violation of law; (2) conduct of the Director or officer finally adjudged to be in violation of RCW 23B.08.310; or (3) any transaction with respect to which it was finally adjudged that such Director or officer personally received a benefit in money, property, or services to which the Director or officer was not legally entitled. If, after the effective date of this paragraph, the Act is amended to authorize further indemnification of Directors or officers, then Directors and officers of this corporation shall be indemnified to the fullest extent permitted by the Act as so amended. To the extent permitted by law, the rights to indemnification and advance of reasonable Expenses conferred in this paragraph shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. The right to indemnification conferred in this paragraph shall be a contract right upon which each Director or officer shall be presumed to have relied in determining to serve or to continue to serve as such. Any amendment to or repeal of this paragraph shall not adversely affect any right or protection of a Director or officer of this corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment or repeal.

(c)                                  This corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of this corporation or, who, while a director, officer, employee, or agent of this corporation, is or was serving at the request of this corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against Liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee, or agent, whether or not this corporation would have power to indemnify the individual against such Liability under RCW 23B.08.510 or 23B.08.520.

(d)                                 If any provision of this paragraph or any application thereof shall be invalid, unenforceable, or contrary to applicable law, the remainder of this paragraph, and the application of such provisions to individuals or circumstances other than those as to which it is held invalid, unenforceable, or contrary to applicable law, shall not be affected thereby.

(e)                                  The board of directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.